UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 3, 2010

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

33227-0034

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 2.03 is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation.

On March 3, 2010, Kratos Defense & Security Solutions, Inc. (the “Company”) entered into a new senior secured credit agreement (the “Credit Agreement”) with Key Bank National Association (“KeyBank”) as Administrative Agent and Lender for a new credit facility (the “New Credit Facility”) in the aggregate principal amount of $60 million.  The New Credit Facility is comprised of (i) a $35 million term loan facility and (ii) a $25 million revolving line of credit.  Bank of America, N.A., is Syndication Agent and Lender, and KeyBanc Capital Markets and Banc of America Securities, LLC acted as Co-Lead Arrangers and Book Runners.  Pursuant to the terms of the Credit Agreement, the term loan and revolving credit facility are both three year facilities.  The proceeds under the Credit Agreement may be used for general corporate purposes including refinancing of existing bank debt, working capital and acquisitions.

Also on March 3, 2010, the Company entered into two Payoff Letters with KeyBank terminating its existing $85 million credit facility (the “Existing Credit Facility”).  In connection with the refinancing of the Existing Credit Facility, the Company borrowed $57.5 million under the New Credit Facility.  Approximately $25.0 million of the proceeds were used to pay in full the remaining balance on the first lien term loan under the Existing Credit Facility held by Silverpoint Capital LP (“Silverpoint”), at par, with no prepayment penalties, pursuant to the Settlement Agreement that the Company entered into with Silverpoint in October 2009.  As a result of the refinance, the Company expects to record an approximate $2.2 million interest charge in the first quarter of 2010 related to the write-off of unamortized financing costs related to the previous credit facility.    As of March 3, 2010, after giving full effect to the refinancing and repayment in full of the Existing Credit Facility, the Company had outstanding debt of $35.0 million under the New Credit Facility term loan and $22.5 million under the New Credit Facility revolving line of credit.

The Company may borrow funds under the Credit Agreements (i) at the base rate, determined as the greater of (A) the prime loan rate announced by KeyBank and (B) the sum of the weighted average overnight federal funds rate published by the Federal Reserve Bank plus 50 basis points, or (ii) at the offshore rate, determined by the Administrative Agent as the offered rate for U.S. dollar deposits in the approximate amount of the requested loan and having a maturity comparable to such interest period, which rate appears (A) on the British Bankers’ Association internet web page (http://www.bba.org.uk/public/libor/), or via (B) Reuters (BBALIBORS), Bloomberg, Moneyline Telerate (Page 3750) or any other information provider of the British Bankers’ Association daily Libor rates as of 11:00 A.M., London time, on the date which is the second day on which banks are open for interbank deposits in London prior to the commencement of such interest period; as adjusted for reserve requirements and rounded upwards if necessary to the next higher 1/100%.  Borrowings are subject to a Libor floor rate of 2.75% or a Base Rate floor of 5.25%.  Term loan borrowings and revolver borrowings may be subject to an additional 450 basis points and 375 basis points above LIBOR, respectively, based on the Company’s credit ratings.  In addition, the Company must pay a fee ranging from 30 basis points per annum to 75 points per annum, based on its credit ratings, on the daily amount of the unused commitments under the revolving credit facility.  The initial interest rate under the New Credit Facility for the term loan is approximately 7.25%, compared to the approximate 11.75% interest rate under the Existing Credit Facility term loan.  The initial interest under the New Credit Facility for the revolving line of credit is approximately 6.50%, compared to the approximate 6.75% rate under the Existing Credit Facility revolving line of credit.

Pursuant to certain terms of the Credit Agreement, in certain instances the Company is required to prepay outstanding indebtedness prior to its stated maturity date.  Specifically, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings as well as certain annual operating cash flows may have to be used to pay down indebtedness and may not be reborrowed.

The terms of the Credit Agreement include customary representations and warranties, as well as reporting and financial covenants, customary for financings of this type.  The Credit Agreement provides for the ability to increase the revolving line of credit facility by up to $15 million to a total not to exceed $40 million, in the event that the Administrative Agent elects to secure additional commitments from Existing Lenders or from New Lenders.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the Credit Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits .

10.1
Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, Bank of America, N.A., as Syndication Agent and Lender and the other financial institutions parties thereto with Keybanc Capital Markets and Banc of America Securities, LLC, as Co-Lead Arrangers and Book Runners, dated as of March 3, 2010.

10.2	Payoff Letter (First Lien Credit Agreement) between Kratos Defense & Security Solutions, Inc. and KeyBank National Association as Administrative Agent dated as of March 3, 2010.
10.3	Payoff Letter (Second Lien Credit Agreement) between Kratos Defense & Security Solutions, Inc. and KeyBank National Association as Administrative Agent dated as of March 3, 2010.
99.1	Press Release of Kratos Defense & Security Solutions, Inc. issued on March 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Date: March 8, 2010	/s/ Deanna Lund
Deanna Lund
Executive Vice President and Chief Financial Officer

5

EXHIBIT INDEX

Exhibit Number	Description
10.1
Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, Bank of America, N.A., as Syndication Agent and Lender and the other financial institutions parties thereto with Keybanc Capital Markets and Banc of America Securities, LLC, as Co-Lead Arrangers and Book Runners, dated as of March 3, 2010.

10.2	Payoff Letter (First Lien Credit Agreement) between Kratos Defense & Security Solutions, Inc. and KeyBank National Association as Administrative Agent dated as of March 3, 2010.
10.3	Payoff Letter (Second Lien Credit Agreement) between Kratos Defense & Security Solutions, Inc. and KeyBank National Association as Administrative Agent dated as of March 3, 2010.
99.1	Press Release of Kratos Defense & Security Solutions, Inc. issued on March 4, 2010.

   Exhibit 10.1

Credit Agreement

among

Kratos Defense & Security Solutions, Inc.,

KeyBank National Association,

as Administrative Agent,

and Lender,

Bank of America, N. A.,

as Syndication Agent,

and Lender,

and

The Other Financial

Institutions Party Hereto

with

KeyBanc Capital Markets,

and

Banc of America Securities, LLC,

as Co-Lead Arranger and Book Runners

Dated as of March 3, 2010

(A) $25,000,000 Revolving Credit Facility
(B) $35,000,000 Term Loan Facility

TABLE OF CONTENS

PAGE

Section 1.	DEFINITIONS AND ACCOUNTING TERMS	1

1.1	DEFINED TERMS	1

1.2	USE OF CERTAIN TERMS	30

1.3	ACCOUNTING TERMS	31

1.4	ROUNDING	31

1.5	EXHIBITS AND SCHEDULES	31

1.6	REFERENCES TO AGREEMENTS AND LAWS	31

Section 2.	THE COMMITMENTS AND EXTENSIONS OF CREDIT	31

2.1	LOANS; MAXIMUM AMOUNTS	31

2.2	BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.	32

2.3	LETTERS OF CREDIT	33

2.4	PREPAYMENTS	37

2.5	REDUCTION OR TERMINATION OF COMMITMENTS	41

2.6	PRINCIPAL AND INTEREST	42

2.7	FEES	43

2.8	COMPUTATION OF INTEREST AND FEES	43

2.9	MAKING PAYMENTS	44

2.10	FUNDING SOURCES	45

2.11	COLLATERAL	45

2.12	ADDITIONAL LOAN COMMITMENTS	45

2.13	SPECIAL PROVISIONS REGARDING DEFAULTING LENDERS	48

Section 3.	TAXES, YIELD PROTECTION AND ILLEGALITY	48

3.1	TAXES	48

3.2	ILLEGALITY	49

3.3	INABILITY TO DETERMINE RATES	50

3.4	INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY	50

3.5	BREAKFUNDING COSTS	51

3.6	MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION	51

3.7	SURVIVAL	52

Section 4.	CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT	52

4.1	CONDITIONS OF INITIAL EXTENSION OF CREDIT	52

4.2	CONDITIONS TO ALL EXTENSIONS OF CREDIT	57

Section 5.	REPRESENTATIONS AND WARRANTIES	57

5.1	EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS	57

5.2	POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS	58

5.3	NO LEGAL BAR	58

5.4	EQUITY SECURITIES AND OWNERSHIP	58

5.5	FINANCIAL STATEMENTS; PROJECTIONS; NO MATERIAL ADVERSE EFFECT	59

5.6	LITIGATION	59

5.7	NO DEFAULT; CONTINUED BUSINESS	59

5.8	OWNERSHIP OF PROPERTY; LIENS	60

5.9	TAXES	60

5.10	MARGIN REGULATIONS; INVESTMENT COMPANY ACT	60

5.11	ERISA COMPLIANCE; EMPLOYEE MATTERS	60

5.12	INTANGIBLE ASSETS	62

5.13	COMPLIANCE WITH LAWS	62

5.14	ENVIRONMENTAL COMPLIANCE	62

5.15	INSURANCE	62

5.16	SWAP OBLIGATIONS	62

5.17	SOLVENCY	62

5.18	DISCLOSURE	62

5.19	PATRIOT ACT	63

5.20	MATERIAL LEASES, MATERIAL REAL ESTATE ASSETS	63

5.21	SECURITY INTEREST IN COLLATERAL	63

5.22	PERMITS, ETC	63

5.23	MATERIAL CONTRACTS; ASSIGNED GOVERNMENT CONTRACTS	64

5.24	CERTAIN FEES	64

5.25	AFFILIATE TRANSACTIONS	64

5.26	DORMANT SUBSIDIARIES	64

Section 6.	AFFIRMATIVE COVENANTS	64

6.1	FINANCIAL STATEMENTS	64

6.2	CERTIFICATES, NOTICES AND OTHER INFORMATION	66

6.3	PAYMENT OF TAXES	69

6.4	PRESERVATION OF EXISTENCE	69

6.5	MAINTENANCE OF PROPERTIES	69

6.6	MAINTENANCE OF INSURANCE	69

6.7	COMPLIANCE WITH LAWS	69

6.8	INSPECTION RIGHTS	70

6.9	KEEPING OF RECORDS AND BOOKS OF ACCOUNT	70

6.10	COMPLIANCE WITH ERISA	70

6.11	COMPLIANCE WITH AGREEMENTS	70

6.12	SUBSIDIARY GUARANTIES AND PLEDGE OF OWNERSHIP INTERESTS AND OTHER COLLATERAL	71

6.13	FURTHER ASSURANCES	72

6.14	USE OF PROCEEDS	72

6.15	LANDLORD WAIVERS	72

6.16	ADDITIONAL MATERIAL REAL ESTATE ASSETS	72

6.17	ADDITIONAL COLLATERAL	73

6.18	RATINGS	73

6.19	DORMANT SUBSIDIARIES	73

6.20	POST-CLOSING COVENANTS	73

6.21	DEPOSIT ACCOUNTS	73

Section 7.	NEGATIVE COVENANTS	73

7.1	INDEBTEDNESS	73

7.2	LIENS	75

7.3	FUNDAMENTAL CHANGES	77

7.4	DISPOSITIONS	78

7.5	INVESTMENTS	78

7.6	RESTRICTED PAYMENTS	80

7.7	ERISA	81

7.8	CHANGE IN NATURE OF BUSINESS	81

7.9	TRANSACTIONS WITH AFFILIATES	81

7.10	USE OF PROCEEDS	81

7.11	CERTAIN INDEBTEDNESS PAYMENTS, ETC	81

7.12	FINANCIAL COVENANTS	82

7.13	ACCOUNTING CHANGES	82

7.14	GUARANTY UNDER MATERIAL INDEBTEDNESS AGREEMENT82

7.15	AMENDMENTS TO ORGANIZATION AGREEMENTS, AND MATERIAL CONTRACTS	83

7.16	NO FURTHER NEGATIVE PLEDGES	83

7.17	RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS	83

7.18	SALES AND LEASE BACKS	83

7.19	DEPOSIT ACCOUNTS	84

7.20	ISSUANCE OF DISQUALIFIED CAPITAL STOCK	84

Section 8.	EVENTS OF DEFAULT AND REMEDIES	84

8.1	EVENTS OF DEFAULT	84

8.2	REMEDIES UPON EVENT OF DEFAULT	86

Section 9.	ADMINISTRATIVE AGENT	88

9.1	APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT	88

9.2	DELEGATION OF DUTIES	89

9.3	LIABILITY OF ADMINISTRATIVE AGENT	89

9.4	RELIANCE BY ADMINISTRATIVE AGENT	89

9.5	NOTICE OF DEFAULT	90

9.6	CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT	90

9.7	INDEMNIFICATION OF ADMINISTRATIVE AGENT	91

9.8	ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY	91

9.9	SUCCESSOR ADMINISTRATIVE AGENT	91

9.10	DESIGNATION OF ARRANGER; NO AFFILIATE LIABILITY	92

Section 10.	MISCELLANEOUS	92

10.1	AMENDMENTS; CONSENTS	92

10.2	TRANSMISSION AND EFFECTIVENESS OF COMMUNICATIONS AND SIGNATURES	93

10.3	ATTORNEY COSTS, EXPENSES AND TAXES	94

10.4	SUCCESSORS AND ASSIGNS	95

10.5	SET-OFF	98

10.6	SHARING OF PAYMENTS	98

10.7	NO SETOFF	99

10.8	NO WAIVER; CUMULATIVE REMEDIES	99

10.9	USURY	99

10.10	COUNTERPARTS	100

10.11	INTEGRATION	100

10.12	NATURE OF LENDERS’ OBLIGATIONS	100

10.13	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	100

10.14	INDEMNITY BY BORROWER	100

10.15	NONLIABILITY OF LENDER	102

10.16	NO THIRD PARTIES BENEFITED	102

10.17	SEVERABILITY	102

10.18	CONFIDENTIALITY	103

10.19	FURTHER ASSURANCES	104

10.20	HEADINGS	104

10.21	TIME OF THE ESSENCE	104

10.22	FOREIGN LENDERS	104

10.23	REMOVAL AND REPLACEMENT OF LENDERS	105

10.24	GOVERNING LAW	105

10.25	WAIVER OF RIGHT TO TRIAL BY JURY	105

10.26	PATRIOT ACT NOTIFICATION	106

10.27	ENTIRE AGREEMENT	106

EXHIBITS

A           Form of Request for Extension of Credit

B           Form of Compliance Certificate

C-1        Form of Term Loan Note

C-2        Form of Revolving Note

D           Form of Assignment and Assumption

E           Form of Pledge and Security Agreement

F           Form of Multi-Party Guaranty

G           [Intentionally Omitted]

H           Form of Collateral Questionnaire

I            Form of Acceptance Letter

J           Form of Landlord Waiver

SCHEDULES

2.1               Commitments and Pro Rata Shares

2.3(l)           Outstanding Letters of Credit

5.1(a)           Exceptions to Good Standing

5.1(b)           Subsidiaries

5.4                Equity Securities and Ownership

5.11              ERISA Compliance; Employee Matters

5.15              Insurance

5.20              Material Leases, Material Real Estate Assets

5.25              Affiliate Transactions

5.26              Dormant Subsidiaries

6.20              Post-Closing Covenants

7.1(b)           Existing Indebtedness and Liens

7.1(e)           Existing Foreign Intercompany Indebtedness

7.4               Disposition of Property

7.5               Investments

10.2             Offshore and Domestic Lending Offices, Addresses for Notices

Credit Agreement

This Credit Agreement (“Agreement”) is entered into as of March 3, 2010, by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Borrower”), KeyBank National Association, as Administrative Agent, as a Lender, , Bank of America, N.A., as Syndication Agent, as a Lender, such other lenders as shall from time to time be party hereto, with KeyBanc Capital Markets (“KeyBanc”) and Banc of America Securities, LLC as Co-Lead Arrangers and Book Runners hereunder.

RECITALS

Borrower has requested that Lenders and Issuing Lenders provide (i) a senior secured revolving credit facility of up to $25,000,000 and (ii) a senior secured term loan facility of up to $35,000,000, and Lenders, Issuing Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.   DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Letter” means an acceptance letter among Borrower, Administrative Agent and a New Lender, substantially in the form attached hereto as Exhibit I.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of 100% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a wholly-owned Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of KeyBank, KeyBanc), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with another Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Annual Payments” means, with respect to any Material Contract, (x) the total amount of the payments expected to be paid or received, as applicable,  under such Material Contract (y) divided by the total number of years of the term of such Material Contract.

“Applicable Margin” means the following amounts per annum (expressed in basis points per annum), based upon the Total Leverage Ratio:

Total Leverage Ratio	Revolving Eurodollar Rate Margin (bps)	Revolving Base Rate Margin (bps)	Commitment Fee (bps)	Term Loan Eurodollar Rate Margin (bps)	Term Loan Base Rate Margin (bps)

X > 2.50	425.0	175.0	75.0	450.0	200.0
2.00 < X ≤ 2.50	375.0	125.0	60.0	450.0	200.0
1.50 < X ≤ 2.00	325.0	100.0	45.0	450.0	200.0
X ≤ 1.5	275.0	50.0	30.0	450.0	200.0

For purposes of Borrower’s payment of interest in accordance with Section 2.6 and the Commitment Fee specified in Section 2.7(a), each Applicable Margin calculated in accordance with the most recent Compliance Certificate received by Administrative Agent shall be in effect from the date such Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that (i) the Applicable Margin from the Closing Date until Administrative Agent’s receipt of Borrower’s first Compliance Certificate shall be determined as if the Total Leverage Ratio were 2.33:1.00, and (ii) if at any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 6.2(a), the Applicable Margin shall be determined as if the Total Leverage Ratio were in excess of 2.50:1.00.  For the avoidance of doubt, any reduction in the Applicable Margin pursuant to the grid or provisions above shall not be permanent and shall be in effect only for so long as the applicable Compliance Certificate demonstrates that the Total Leverage Ratio is at or below the requisite level.  In the event that any financial statement delivered pursuant to Section 6.1 or Compliance Certificate delivered pursuant to Section 6.2 is shown to be inaccurate (regardless of whether this Credit Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to Borrower), and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

“Applicable Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of the relevant Interest Period or every three (3) months, whichever is earlier, any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; and (b) as to any other Obligations; the last Business Day of each calendar quarter and the Maturity Date; provided, however, that interest accruing at the Default Rate shall be payable from time to time upon demand of Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means KeyBanc Capital Markets and Banc of America Securities, LLC, each in its capacity as “Co-Lead Arranger” and “Book Runner.”

“Asset Coverage Ratio” means as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP, the ratio of (a)  Eligible Billed Accounts Receivable to (b) the amount of all Revolving Outstandings.

“Asset Sale” means a Disposition in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, contract rights, intellectual property and the Equity Securities of any of Borrower’s Subsidiaries, other than inventory sold or leased in the ordinary course of business.

“Assigned Government Contracts” shall mean all Government Contracts that (a) are also Material Contracts or, (b) pursuant to the terms of Sections 6.17 and 8.2(c) hereof, are required to be subject to an Instrument of Assignment and Notice of Assignment of Claims.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable attorney’s and other fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet, income statement and cash flows of Borrower and its Subsidiaries for each 52 or 53 week year, as applicable, ending on or about December 31.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate”, and (c) the then-applicable Eurodollar Rate for one (1) month interest periods, plus 1.00% per annum.  Such prime rate is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change.  If KeyBank ceases to establish or publish a prime rate, the applicable “prime rate” thereafter (for purposes of determining (b) above) shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported).  Notwithstanding the forgoing, in no event shall the Base Rate be less than 5.25%.

“Base Rate Loan” means a Loan made in not less than the Minimum Amount pursuant to Requisite Notice to Administrative Agent by delivering a Request for Extension of Credit not later than the Requisite Time and specified to be a Base Rate Loan or if not designated otherwise.  Interest on each Base Rate Loan shall be calculated using the Applicable Margin for the Base Rate effective as of the date of the advance of such Base Rate Loan.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Cleveland, Ohio; New York, New York; San Francisco, California; or (if interest is being determined by reference to the Eurodollar Rate) London, England are generally authorized or obligated, by law or executive order, to close.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Cash Acquisition Consideration” means the amount of cash paid or payable in connection with an Acquisition including, without limitation, (a) Indebtedness assumed or incurred in connection with such Acquisition and (b) Indebtedness of such Persons as are acquired in such Acquisition.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of (i) shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power and/or economic interest represented by the issued and outstanding capital stock of Borrower or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; (b) during any period of twelve (12) consecutive months, the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; (c) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement or (d) the termination of the employment of Eric DeMarco by the Borrower, whether initiated by the Borrower or by Mr. DeMarco, in substantially the role served by him as of the Closing Date, unless an interim or permanent successor reasonably acceptable to Administrative Agent and the Requisite Lenders is immediately appointed, such acceptance not to be unreasonably withheld.

“Closing Date” means the date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Collateral” has the meaning set forth in the Pledge and Security Agreement.

“Collateral Questionnaire” means a certificate substantially in the form of Exhibit H that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1, as such amount may be reduced, increased or otherwise adjusted from time to time in accordance with the terms of this Agreement (collectively, the “Combined Commitments”).

“Commitment Fee” has the meaning set forth in Section 2.7 hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Responsible Officer of Borrower.

“Confidential Information” has the meaning set forth in Section 10.18.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” including, for the avoidance of doubt, expenditures in respect of software to the extent capitalized in accordance with GAAP.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP after deducting any appropriate and adequate reserves therefor in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as used in determining Consolidated Working Capital, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt, (ii) other Indebtedness with a stated maturity of less than one year that is outstanding at such time, (iii) obligations in respect of revolving loans under any working capital credit facility, and (iv) liabilities related to FIN 48 tax liabilities and deferred tax liabilities.

“Consolidated EBITDA” means, for any period (and subject to the provisos contained in Section 7.13),  (a) the sum of the following, provided that the items contained in clauses (ii)-(vii) below shall be added to (i) only to the extent they have been deducted in the calculation of Consolidated Net Income:

(i) Consolidated Net Income; provided that all items of gain and income that are properly classified as extraordinary in accordance with GAAP (but do not fall within clauses (ii)-(viii) below) shall be excluded from such Consolidated Net Income;

(ii) Consolidated Interest Charges (excluding interest income);

(iii) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income;

(iv) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of goodwill or other purchased intangibles as defined under FASB ASC Topic 350 (previously FAS 142) or FASB ASC Topic 360 (previously FAS 144);

(v) any non-cash stock based compensation charges in such period pursuant to GAAP;

(vi) the amount of non-cash costs from the disposal of assets or changes to GAAP; and

(vii) the amount of earn-out or similar payments required to be reported as compensation expense instead of goodwill;

(viii) the amount of the purchase price and related transaction costs of any Acquisition required to be expensed during such period that would otherwise have been classified as goodwill prior to such implementation of FASB ASC Topic 805 (previously FAS 141R);

(ix) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period);

(x) amounts representing actual transaction costs incurred by the target in any Permitted Acquisition consummated by the Borrower, provided that such amounts (A) shall be limited to transaction costs paid in cash and incurred directly in connection with such Permitted Acquisition and prior to the consummation of such Permitted Acquisition and (B) shall not exceed, with respect to each such Permitted Acquisition, an aggregate amount equal to 12.5% of the purchase price in connection therewith (as set forth in the definitive purchase agreement with respect thereto and if not specified therein, then based on a valuation acceptable to the Lenders);

(xi) non-recurring extraordinary cash expenses (as reported in the Borrower’s public financial statements) in an amount not to exceed ten percent (10%) of the Borrower’s Consolidated EBITDA for the period of the four (4) consecutive fiscal quarters ending on, or ending most recently prior to, the date of the then most recent Compliance Certificate; provided, however, for the avoidance of doubt, in no event will Borrower be permitted to add back any such non-recurring extraordinary cash expenses to the extent the same would result in the total amount of non-recurring extraordinary cash expenses added back pursuant hereto exceeding ten percent (10%) of the Borrower’s Consolidated EBITDA for the then most recent period of the four (4) consecutive fiscal quarters;

minus

(b)          other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Excess Cash Flow” means, for any period ending after fiscal year 2009, an amount (if positive) determined for Borrower and its Subsidiaries on a consolidated basis equal to:

(a) the sum, without duplication, of the amounts for such period of:

(i) Consolidated EBITDA;

(ii) interest income;

(iii) extraordinary cash gains and extraordinary cash other income; and

(iv) the Consolidated Working Capital Adjustment;

minus

(b) the sum, without duplication, of the amounts for such period of:

(i) voluntary and scheduled repayments of Indebtedness (excluding repayments of any revolving credit indebtedness except to the extent the obligation of the relevant lenders to make such revolving credit available is permanently reduced or terminated in connection with such repayments, to the extent of such reduction or termination);

(ii) Consolidated Capital Expenditures paid in cash (net of any proceeds of related financings with respect to such expenditures);

(iii) Consolidated Interest Charges to the extent payable in cash;

(iv) provisions for current taxes based on income of Borrower and its Subsidiaries and payable in cash with respect to such period; and

(v) the proceeds used to make mandatory prepayments pursuant to Section 2.4(b)(i) and 2.4(b)(ii), only to the extent included in clause (a) above.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, and (c) the portion of rent under any Synthetic Lease Obligation that would be treated as interest in accordance with GAAP if the Synthetic Lease Obligation were treated as a Capital Lease under GAAP.

“Consolidated Net Income” means, (a) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of:

(i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, plus

(ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries; plus

(iii) the income (or loss) of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iv) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus

(v) the income (or loss) from discontinued operations.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a positive or a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period, as adjusted for any non-cash changes in deferred tax assets and deferred tax liabilities of Borrower and its Subsidiaries.

“Continuation” and “Continue” mean, with respect to any Eurodollar Rate Loan, the continuation of such Eurodollar Rate Loan as an Eurodollar Rate Loan on the last day of the Interest Period for such Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreements” means each of the Securities Account Control Agreements, Uncertificated Securities Control Agreements and Deposit Account Control Agreements required to be executed pursuant to Section 4.2 of the Pledge and Security Agreement.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Credit Party” means Borrower and each Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Declining Lender” has the meaning set forth in Section 2.12.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any fees and other amounts, at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans).

“Defaulting Lender” shall mean any Lender which is a Funds Defaulting Lender and/or an Insolvency Defaulting Lender.

“Disclosure Letter” means that Disclosure Letter of even date herewith and delivered to Administrative Agent together with this Agreement, as the same may be updated from time to time with the consent of the Requisite Lenders.

“Disposition” or “Dispose” mean the sale, lease or sub lease (as lessor or sublessor), assignment, conveyance, transfer, License Disposition or other disposition (including any sale and leaseback transaction) of any property by any Person, or any exchange of property by such Person with any other Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that an issuance by a Person of its Equity Securities shall not be a Disposition.

“Disqualified Capital Stock” means an Equity Security that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date with respect to the Term Loans, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Securities of the type referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date with respect to the Term Loans, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one (1) year after the Maturity Date with respect to the Term Loans, (e) does not provide that any claims of any holder of such Equity Security may have against Borrower or any of its Subsidiaries (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to Administrative Agent, (f) provides the holders of such Equity Security with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement.

“Dollar,” “USD” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiaries” has the meaning set forth in Section 5.26 hereof.

“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender), (ii) an Affiliate of a Lender (other than a Defaulting Lender), (iii) an Approved Fund, (iv) the Administrative Agent and (v) any other person (other than a natural person) approved by (A) the Administrative Agent, (B) each Issuing Lender, and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Billed Accounts Receivable” means with respect to the Borrower and its Subsidiaries, on a consolidated basis, as of any date of determination, subject to modification by the Administrative Agent in its reasonable discretion based upon the results of a Field Audit, the face value of each account (as used in this definition, each such account, an “Account”) arising out of any contract or agreement (including any Government Contract) which is a bona fide, non-contingent, existing obligation of the named account debtor thereunder (as used in this definition, and with respect to each individual contract or agreement, an “Account Debtor”) actually and absolutely owing to the Borrower or any Subsidiary thereof and arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of the Borrower’s or any of its Subsidiaries’ business as presently conducted for which the Account Debtor has been billed (or, to the extent the same such amounts are to be billed with respect to any such contracts or agreements within ten (10) days after the end of the month in which such determination is made, fifty percent (50%) of such unbilled amount, but in no event more than $5,000,000, may also be included) and that (a) with respect to Accounts arising under unbilled Assigned Government Contracts that arose prior to the end of the immediately preceding quarter-end, the Borrower or such Subsidiary shall have provided to the Administrative Agent an executed (i) Instrument of Assignment and (ii) Notice of Assignment of Claims, each in substance reasonably satisfactory to the Administrative Agent, and (b) such Account satisfies and continues to satisfy the following requirements:

(i)           the Account is evidenced by an invoice that has not remained unpaid for a period exceeding one hundred twenty (120) days or more beyond the invoice date of the invoice;

(ii)           the Account is not due from an Account Debtor whose debt on Accounts that are unpaid for a period exceeding one hundred twenty (120) days or more after the invoice date of the respective invoices exceeds fifty percent (50%) of such Account Debtor’s total debt to the Borrower and its Subsidiaries;

(iii)           the Account is a valid, legally enforceable obligation of the Account Debtor and no offset (including, without limitation, discounts, advertising allowances, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account is subject to any such offset, defense or claim, or any inventory related thereto has been returned, such account shall not be an Eligible Billed Account Receivable only to the extent of the maximum amount of such offset, defense, claim or return and the balance of such Account, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Billed Account Receivable;

(iv)           the services have been performed or the subject merchandise has been shipped or delivered on open Account to the named Account Debtor on an absolute sale basis and not on a bill-and-hold, consignment, on approval or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

(v)           other than pursuant to the Security Documents, Permitted Liens under Section 7.2(l), and non-consensual Permitted Liens arising under applicable laws, the Account is not subject to any Lien or security interest whatsoever;

(vi)           the Account is not evidenced by chattel paper or an instrument of any kind;

(vii)           the Account has not been turned over to any Person that is not a Subsidiary or Affiliate of the Borrower for collection;

(viii)           with respect to Accounts arising under contracts or agreements that are not Government Contracts or contracts for which the United States Governmental Authority is the end customer, it is not owing by an Account Debtor who shall have failed to pay 20% or more of all receivables (excluding any contractually permitted retainages associated with milestones under such contract or agreement) owed by such Account Debtor to the Borrower or any Subsidiary within the period set forth in (ii) above or who has become insolvent or is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors; and

(ix)           it is not owing by an Account Debtor that is an Affiliate of the Borrower.

“Employee Benefits Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including without limitation, a 401k plan, employee stock purchase program, deferred compensation program or similar programs maintained by Borrower or any of its Subsidiaries within the past five (5) years from the date hereof.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to Borrower or any of its properties.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any of its Subsidiaries within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).  Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (other than an event for which the 30 day notice is waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate” means for any Interest Period with respect to each Eurodollar Rate Loan comprising part of the same Borrowing, a rate per annum determined by Administrative Agent as the offered rate for Dollar deposits in the approximate amount of the requested Eurodollar Rate Loan and having a maturity comparable to such Interest Period, which rate appears (a) on the British Bankers’ Association internet web page (http://www.bba.org.uk/public/libor/), or via (b) Reuters (BBALIBORS), Bloomberg, Moneyline Telerate (Page 3750) or any other information provider of the British Bankers’ Association daily Libor rates as of 11:00 A.M., London time, on the date (an “Interest Determination Date”) which is the second day on which banks are open for interbank deposits in London prior to the commencement of such Interest Period.  If, on the Interest Determination Date for such Interest Period, the Administrative Agent is unable to obtain any quotation as provided above, the Eurodollar Rate for the relevant Interest Period shall be the rate per annum that the Administrative Agent determines in good faith to be the arithmetic mean (rounded, if necessary, to the nearest sixth decimal place) of all the per annum rates of interest at which deposits in Dollars in an amount comparable to the requested Eurodollar Rate Loan in Dollars in respect of which the Eurodollar Rate is then being determined for a period comparable to such Interest Period are offered by Administrative Agent to prime banks in the London interbank market at approximately 11:00 A.M., London time on such Interest Determination Date.  The Administrative Agent shall provide to Borrower, upon request, details as to the manner in which the Eurodollar Rate is calculated, but such calculation shall be conclusive and binding absent manifest error.  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage by dividing (i) the Eurodollar Rate by (ii) one minus the Eurodollar Reserve Percentage.  The determination of the Eurodollar Reserve Percentage and the Eurodollar Rate by Administrative Agent shall be conclusive in the absence of manifest error.  Notwithstanding the forgoing, in no event shall the Eurodollar Rate be less than 2.75%.

“Eurodollar Rate Loan” means a Loan made in not less than the Minimum Amount pursuant to Requisite Notice to Administrative Agent and by deliverance of a Request for Extension of Credit not later than the Requisite Time and specified to be an Eurodollar Rate Loan.

Interest on each Eurodollar Rate Loan shall be calculated using the Applicable Margin for the Eurodollar Rate effective as of the date of the advance, Continuation or Conversion, as applicable, of such Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Event of Default” means any of the events specified in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Existing Indebtedness” means (a) Indebtedness and other obligations outstanding under that certain First Lien Credit Agreement, dated as of December 31, 2007, between Borrower, KeyBank National Association, KeyBank Capital Markets and the lenders thereunder, as amended prior to the Closing Date, and (b) Indebtedness and other obligations outstanding under that certain Second Lien Credit Agreement, dated as of December 31, 2007, between Borrower, KeyBank National Association, KeyBank Capital Markets and the lenders thereunder, as amended prior to the Closing Date.

“Existing Lenders” has the meaning set forth in Section 2.12.

“Extension of Credit” means (a) a Borrowing, Conversion or Continuation of Loans and (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to KeyBank on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated November 23, 2009, by and between KeyBanc and Borrower.

“Field Audit” has the meaning set forth in Section 6.8.

“First Request” has the meaning set forth in Section 2.12.

“First-Tier Material Foreign Subsidiary” means a direct Foreign Subsidiary of either Borrower or a Domestic Subsidiary that is also a Material Subsidiary.

“Fixed Charge Coverage Ratio” means as of any date of determination the ratio of (a) Borrower’s Consolidated EBITDA for the preceding four (4) quarters (or for the period ending June 30, 2010, the preceding two (2) quarters and, for the period ending September 30, 2010, the preceding three (3) quarters) most recently ended to (b) the sum of (i) scheduled principal amortization payments made pursuant to this Agreement or any other document governing any Indebtedness of the Borrower or any Subsidiary (but excluding the SYS subordinated debt payment of $962,500 (due August 14, 2010) outstanding as of February 1, 2010), plus (ii) Consolidated Interest Charges to the extent paid in cash (but excluding the amortization of any capitalized fees), plus (iii) consolidated income taxes to the extent paid in cash (less cash income tax refunds actually received attributable to taxes paid in the current or immediately prior fiscal year), plus (iv) Consolidated Capital Expenditures, plus (v) the amount of any Restricted Payments (but excluding any stock purchases related to the Borrower’s Employee Stock Purchase Plan (“ESPP”) or any Borrower match to the 401(k) Plan that are expensed in the Borrower’s income statements), plus (vi) cash losses (net of cash gains) resulting from discontinued operations, all as determined in accordance with GAAP and in each case for the four (4) quarters (or, as the case may be, two (2) or three (3) quarters) most recently ended;  provided, however, that in no event shall the items listed in subsection (b) above include any principal or interest payments made with respect to the Existing Indebtedness.

“Foreign Lender” has the meaning set forth in Section 10.22.

“Foreign Subsidiary” means a Subsidiary that is organized outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Defaulting Lender” means any Lender that (a) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(e), (b) has notified Borrower or Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(e) or its Pro Rata Share of any payment under Section 9.7, (c) has failed to confirm that it will comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(e) or its Pro Rata Share of any payment under Section 9.7 within five (5) Business Days after written request for such confirmation from Administrative Agent (which request may only be made after all conditions to funding have been satisfied;  provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by Administrative Agent, or (d) has failed to pay to Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under Section 2.3(e) or 9.7 or any other amount that is de minimis) due under any Loan Document within five (5) Business Days of the date due, unless, in case of each of (a), (b), (c) and (d) above, such amount is the subject of a good faith dispute.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination (except as otherwise set forth in Section 1.3), consistently applied.

“Government Contracts” shall mean all agreements, contracts and licenses to which any United States Governmental Authority and any Credit Party are parties.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, (c) any court, administrative tribunal or public utility, or (d) any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantor” shall mean each Domestic Subsidiary which is a Material Subsidiary in existence on the date hereof (as set forth on Schedule 5.1 hereof) and thereafter any other Domestic Subsidiary that shall become an obligor under the Multi-Party Guaranty pursuant to the terms of Section 6.12 hereof.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include performance bond or other bond guarantees or endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any Laws.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the fiscal year ended December 31, 2008, consisting of a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement for such fiscal year, and (ii) for the interim period from December 31, 2008, to the Closing Date, internally prepared, unaudited financial statements of Borrower and its Subsidiaries, consisting of a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement for each quarterly period completed prior to ninety (90) days before the Closing Date, in the case of clauses (i) and (ii), certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

“Increase Notice” has the meaning set forth in Section 2.12.

“Indebtedness” means, as to any Person:

(a) all obligations of such Person for borrowed money (excluding however, all amounts due under the corporate credit card programs of the Borrower and its Subsidiaries);

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;

(c) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments, but excluding performance bonds and guaranties thereof, other than in the form of a letter of credit;

(d) the Swap Termination Value of any Swap Contract (other than any Swap Contract existing on the Closing Date);

(e) with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services in cash, including any obligations in respect of earn-out payments, holdback amounts or other similar obligations in connection with Acquisitions by Borrower or any of its Subsidiaries (excluding all trade payables incurred in the ordinary course of business);

(f) Capital Leases or Synthetic Lease Obligations, where (i) the amount of Indebtedness in the case of Capital Leases shall be the amount of the capitalized lease liability properly classified as a liability on a balance sheet in conformity with GAAP and (ii) the amount of Indebtedness in the case of Synthetic Lease Obligations shall be the sum of all outstanding principal advances and any other sums advanced and outstanding pursuant to the Synthetic Lease Obligations;

(g) all obligations under asset securitization financing transactions, including recourse sales of receivables but exclusive of nonrecourse sales of receivables;

(h) all indebtedness secured by any Lien on any property or asset owned, held  or being purchased (including indebtedness arising under conditional sales or other title retention agreements) by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person;

(i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital  Stock of such Person; and

(j) all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (to the extent the joint venture consists of a legal entity where a joint venturer has pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless (other than with respect to clause (g) above) such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Requisite Lenders).

“Indemnified Liabilities” has the meaning set forth in Section 10.14.

“Indemnitees” has the meaning set forth in Section 10.14.

“Insolvency Defaulting Lender” means any Lender that (a) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (c) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided, however, that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Securities in such Lender or a parent company thereof, unless, in the case of each of the foregoing, the Borrower, the Administrative Agent and each Issuing Lender shall determine in their sole and absolute discretion that such Lender intends and is able (and has all necessary approvals and authority) to continue to perform its obligations under and in accordance with the Loan Documents.

“Instrument of Assignment” means, with respect to any Assigned Government Contract (or any Government Contract required to be assigned to Administrative Agent pursuant to Sections 6.17 and 8.2(c)), an Instrument of Assignment substantially in accordance with the form attached to the Pledge and Security Agreement as Exhibit H.

“Intellectual Property Security Agreement” means the Patent Security Agreement, the Trademark Security Agreement, and the Copyright Security Agreement, each dated as of the date hereof, executed in favor of Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) and each substantially in the forms attached to the Pledge and Security Agreement.

“Interest Period” means for each (a) Base Rate Loan (i) initially, the period commencing on the date such Base Rate Loan is disbursed or Continued or Converted into such Base Rate Loan, and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) three (3) months thereafter, as elected by Borrower, and (b) Eurodollar Rate Loan, (i) initially, the period commencing on the date such Eurodollar Rate Loan is disbursed or Continued or Converted into such Eurodollar Rate Loan, and (ii) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one (1), two (2), or three (3) months thereafter, as elected by Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) unless Administrative Agent otherwise consents, there may not be more than five (5) Interest Periods for Eurodollar Rate Loans in effect at any time.

“Internal Control Event” means a material weakness in, or fraud that involves management of, Borrower, which fraud has a material effect on Borrower’s internal controls over financial and other reporting, in each case as described in the Securities Laws, whether or not Borrower is subject thereto.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (a) KeyBank National Association, or (b) any other Lender, who (at the Borrower’s request and with the Administrative Agent’s approval) from time to time effects a Letter of Credit Action in accordance with the terms of this Agreement.

“KeyBank” means KeyBank National Association.

“Landlord Waiver” means a landlord waiver, substantially in the form of Exhibit J hereto (or in such other form or with such modifications as shall be approved by the Administrative Agent).

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto and, as the context requires, each Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.2, or such other office or offices as a Lender may from time to time notify Administrative Agent.

“Letter of Credit” has the meaning set forth in Section 2.1(c).  A Letter of Credit may be a performance letter of credit or a financial letter of credit.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit hereunder.

“Letter of Credit Application” means an application for a Letter of Credit Action from time to time in use by any Issuing Lender.

“Letter of Credit Expiration Date” means the scheduled Maturity Date with respect to Revolving Loans.

“Letter of Credit Sublimit” means an amount equal to $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the combined Revolving Loan Commitments.

“Letter of Credit Usage” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit not reimbursed by Borrower or converted into Loans.

“License Disposition” means, in respect of any patent, trademark, copyright, mask work, trade secret or other intellectual property right owned or held by Borrower or any of its Subsidiaries (the “IP Holder”) which is material to Borrower or any of its Subsidiaries (together, “Material IP”), (a)  the granting by the IP Holder of an exclusive license across all or substantially all fields, uses or regions to any Person other than Borrower or another Subsidiary, (b) the granting of any license by the IP Holder that conveys directly or indirectly to any Person other than Borrower or its Subsidiaries all or substantially all of the economic value of such Material IP, or (c) the abandonment by the IP Holder of such Material IP.

“Lien” means (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement in the nature of cash collateral accounts or security interests, encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means any advance made by any Lender to Borrower as provided in Section 2 that is either a Revolving Loan or a Term Loan (collectively, the “Loans”).

“Loan Documents” means this Agreement, each Note, the Multi-Party Guaranty, the Security Documents, each Letter of Credit Application, each Request for Extension of Credit, the Fee Letter and each certificate, each fee letter, and each other instrument or agreement from time to time executed by Borrower or any of its Subsidiaries or any Responsible Officer and delivered in connection with this Agreement.

“Mandate Letter” means that certain Mandate Letter, dated November 23, 2009 by and between KeyBanc and Borrower, including all attachments thereto.

“Material Adverse Effect” means any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document or the rights and remedies of Administrative Agent and Lenders hereunder or thereunder, (b) is material and adverse to the prospects, financial condition, business, assets or operations of Borrower and its Subsidiaries, taken as a whole, (c) has any material adverse effect upon the value or condition of the Collateral, taken as a whole, or (d) materially impairs the ability of any Credit Party to perform the Obligations.

“Material Contract” means, collectively, (a) any contract or agreement listed in the Disclosure Letter, (b) any contract or agreement (including, without limitation, any Assigned Government Contract) requiring Annual Payments to be made or providing for Annual Payments to be received, in each case in excess of $2,000,000, (c) any other contract or other arrangement (including, without limitation, any Assigned Government Contract) to which Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect and (d) any agreement or instrument evidencing or governing Indebtedness (other than a Loan Document).

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of the Borrower or any of its Subsidiaries in excess of $2,500,000.

“Material Lease” means any lease existing on the Closing Date or entered into by Borrower or any of its Subsidiaries after the Closing Date with annual payments in excess of $500,000.

“Material Real Estate Asset” means (a) any fee-owned real estate asset having a fair market value in excess of $2,000,000 as of any date of determination, or (b) any fee-owned real estate asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any Subsidiary.

“Material Subsidiary” means each Subsidiary of Borrower that has (a) assets as of the end of most recent fiscal year of Borrower in excess of $2,000,000 or (b) net revenues in excess of $5,000,000 for the most recent fiscal year of Borrower or (c) is otherwise required to execute a joinder to the Multi-Party Guaranty and to the Pledge and Security Agreement pursuant to Section 6.12.

“Maturity Date” means (a) with respect to Revolving Loans, the earlier of (x) March 3, 2013 or (y) the date upon which the Revolving Loan Commitments may be terminated in accordance with the terms of this Agreement or (b) with respect to Term Loans, the earlier of (x) March 3, 2013 or (y) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Rate” has the meaning set forth in Section 10.9.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing or prepayment of, or Conversion into, Base Rate Loans	$ 1,000,000	$ 500,000
Borrowing, prepayment or Continuation of, Conversion into, Eurodollar Rate Loans	$ 1,000,000	$ 500,000
Letter of Credit Action	$25,000	None
Reduction in Commitment	$ 5,000,000	$1,000,000

“Modified Note” has the meaning set forth in Section 2.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Multi-Party Guaranty” means that Multi-Party Guaranty in the form attached hereto as Exhibit F.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale resulting in gross proceeds of more than $2,750,000, an amount equal to:  (a) the sum of cash payments and Cash Equivalents received by Borrower or any of its Subsidiaries from such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide direct costs incurred in connection with such Asset Sale, including (i) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period applicable to the sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds); provided, however, that if at any time during the term of this Agreement Borrower and its Subsidiaries have made Asset Sales resulting in gross proceeds of more than $4,125,000, thereafter the amount described in clauses (a) and (b) of this definition with respect to all Asset Sales (regardless of size) shall be considered Net Asset Sale Proceeds.

“Net Cash Equity Proceeds” means cash proceeds from a capital contribution to, or the issuance of any Equity Securities of, Borrower or any of its Subsidiaries, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (a) any cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any property/casualty, business interruption or “key man” life insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“New Lenders” has the meaning set forth in Section 2.12.

“New Note” has the meaning set forth in Section 2.12.

“Non-Defaulting Lender” shall mean each Lender other than an Insolvency Defaulting Lender or Funds Defaulting Lender.

“Non-Defaulting Revolving Lender” shall mean each Revolving Lender other than an Insolvency Defaulting Lender or Funds Defaulting Lender.

“Non-Defaulting Term Lender” shall mean each Term Lender other than an Insolvency Defaulting Lender or Funds Defaulting Lender.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of either Exhibit C-1 or C-2, as applicable (collectively, the “Notes”).

“Notice of Assignment of Claims” means, with respect to any Assigned Government Contract (or any Government Contract required to be assigned to Administrative Agent pursuant to Sections 6.17 and 8.2(c)), a Notice of Assignment of Claims substantially in accordance with the form attached to the Pledge and Security Agreement as Exhibit H.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower or any of its Subsidiaries arising under any Loan Document and under any Swap Contract (entered into with any Lender or Affiliate thereof), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against Borrower or any Subsidiary of Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Taxes” has the meaning specified in Section 3.1.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) all Letter of Credit Usage, and (b) when reference is made to one (1) Lender, the sum of (i) the aggregate outstanding principal amount of all Loans made by such Lender, and (ii) such Lender’s ratable risk participation in all Letter of Credit Usage.

“Outstanding Percentage” has the meaning set forth in Section 2.12.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is or was during the past five (5) years sponsored or maintained by Borrower or any Subsidiary or ERISA Affiliate or to which Borrower or Subsidiary or any ERISA Affiliate contributes or has or, during the past five (5) years, had an obligation to contribute, including without limitation any multiple employer plan (as described in Section 4064(a) of ERISA).

“Permitted Acquisition” has the meaning specified in Section 7.5(e).

“Permitted Exceptions” means with respect to the property subject to any Material Lease as to which Administrative Agent is granted a security interest in accordance with Section 6.15:  (a) Liens arising by operation of law, materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens in connection with any improvements or arising in the ordinary course of business for amounts that either are not more than thirty (30) days past due or are being diligently contested in good faith by appropriate proceedings and that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to Administrative Agent have been made), which bonding (or arrangements) shall comply with applicable requirements of Laws, and has effectively stayed any execution or enforcement of such Liens; (b) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards; (c) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Administrative Agent, do not materially impair the value of the real property security or the use of such real property security for its intended purpose; (d) a Lien consisting of a deposit or pledge made, in the ordinary course of business, in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance or similar legislation; and (e) Permitted Liens.

“Permitted Indebtedness” has the meaning specified in Section 7.1.

“Permitted Investments” has the meaning specified in Section 7.5.

“Permitted Liens” has the meaning specified in Section 7.2.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of Borrower or any of its Subsidiaries existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person for the purpose of (a) directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder; or (b) directly mitigating the dilution associated with the issuance of convertible securities by Borrower, and in any event not for purposes of speculation or taking a “market view.”

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement dated as of the date hereof, in favor of Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share) by Borrower and each Guarantor in the form of Exhibit E hereto.

“Prepayment Date” has the meaning set forth in Section 2.4(e).

“Proceeding Party” has the meaning set forth in Section 10.5.

“Projections” has the meaning set forth in Section 5.5(b).

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse an Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment, by (ii) the aggregate Revolving Loan Commitment of all Lenders and (y) from and after the time the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b) with respect to a Lender’s obligation to make a Term Loan and receive payments of principal, interest, fees, costs and expenses with respect thereto, (x) prior to the making of the Term Loans, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the aggregate amount of all Lenders’ Term Loan Commitments, and (y) from and after the making of the Term Loans, the percentage obtained by dividing (i) the principal amount of such Lender’s Term Loan by (ii) the principal amount of all Term Loans of all Lenders; and

(c) with respect to all other matters as to a particular Lender, (x) during any period when Revolving Loan Commitments have not been terminated or Revolving Outstandings or the Term Loans have not been paid in full, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment plus the aggregate outstanding principal amount of Term Loans held by such Lender, by (ii) the aggregate amount of Revolving Loan Commitment of all Lenders plus the aggregate outstanding principal amount of Term Loans; provided that in the event the Revolving Loan Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings plus the unpaid principal amount of such Lender’s Term Loan by (B) the principal amount of all outstanding Revolving Outstandings plus the unpaid outstanding principal amount of all Term Loans of all Lenders.

“PT” means Pacific Time.

“Register” has the meanings set forth in Section 10.4(c)

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Multiemployer Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Representatives” has the meaning set forth in Section 10.18.

“Request for Extension of Credit” means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuation of Loans, a written request substantially in the form of Exhibit A, and (b) with respect to a Letter of Credit Action, a Letter of Credit Application; in each case duly completed and signed by a Responsible Officer of Borrower.

“Requested Increase” has the meaning set forth in Section 2.12.

“Requisite Lenders” means, subject to the terms of Section 2.13, (a) with respect to matters relating solely to Revolving Lenders, two (2) or more Non-Defaulting Revolving Lenders that are not Affiliates holding or being responsible for 51% or more (or, if there are less than three (3) Non-Defaulting Revolving Lenders that are not Affiliates, 100%) of the sum of all Revolving Outstandings and all unutilized Revolving Loan Commitments, (b) with respect to matters relating solely to Term Lenders, two (2) or more Non-Defaulting Term Lenders that are not Affiliates holding or being responsible for 51% or more (or, if there are less than three (3) Non-Defaulting Term Lenders that are not Affiliates, 100%) of the sum of all outstanding Term Loans, and (c) with respect to all other matters, two (2) or more Non-Defaulting Lenders that are not Affiliates holding or being responsible for 51% or more (or, if there are less than three (3) Non-Defaulting Lenders that are not Affiliates, 100%) of all outstanding Loans and unutilized Commitments.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient.  Such notices shall be (i) delivered to such recipient at the address, email address or telephone number specified on Schedule 10.2 or as otherwise designated by such recipient by Requisite Notice to Administrative Agent, and (ii) if made by Borrower, given or made by a Responsible Officer of Borrower.  Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein.  Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Type of Action	Applicable Time	Date of Action

Delivery of Request for Extension of Credit, for or notice for:
Borrowing or prepayment of, or Conversion into, Base Rate Loans	10:00 a.m. PT	Same date as such Borrowing, prepayment or Conversion
Borrowing, prepayment or Continuation of, or Conversion into, Eurodollar Rate Loans or Termination of Commitment	10:00 a.m. PT	Three (3) Business Days prior to such Borrowing, prepayment Continuation, Conversion or Termination of Commitment
Letter of Credit Action	10:00 a.m. PT	Two (2) Business Days prior to such action (or such lesser time which is acceptable to the then Issuing Lender)
Payments by Lenders or Borrower to Administrative Agent	10:00 a.m. PT	On date payment is due

“Responsible Officer” means the chief executive officer, president, the chief financial officer, any vice president of finance, the treasurer, the assistant treasurer or the corporate controller of Borrower.  Any document or certificate hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash or property, on any shares of Equity Securities of any class of Borrower or any Subsidiary; and

(b) any other repurchase, redemption, retirement, acquisition, cancellation. termination, payment or distribution by Borrower or any Subsidiary in respect of its Equity Securities, either directly or indirectly.

“Revolving Lender” means any Lender with a Revolving Loan Commitment.

“Revolving Loan” means a revolving loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Revolving Loan Availability” means, at any time, the remainder of (i) the aggregate Revolving Loan Commitments at such time, minus (ii) the aggregate Revolving Outstandings at such time.

“Revolving Loan Commitment” means, in the aggregate $25,000,000, as reduced from time to time pursuant to the terms of Section 2.5, or increased from time to time pursuant to the terms of Section 2.12, and, with respect to any Revolving Lender, such Revolving Lender’s Pro Rata Share of such amounts as set forth on Schedule 2.1 attached hereto.

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate amount of all Letter of Credit Usage.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Documents” means the Pledge and Security Agreement and the Intellectual Property Security Agreements and any other documents or agreements pertaining to Liens or security interests in the Collateral (including any Instrument of Assignment, Notice of Assignment of Claims or account control agreement).

“Shortfall” has the meaning set forth in Section 2.12.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” means any subordinated Indebtedness of Borrower or its Subsidiaries in form and substance and on terms satisfactory to Requisite Lenders in their sole and absolute discretion and expressly approved by Requisite Lenders after the date hereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement.

“Swap Counterparties” shall have the meaning set forth in the Pledge and Security Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as secured debt of such Person (without regard for accounting treatment).

“Term Lender” means any Lender with an Term Loan Commitment.

“Term Loan” means a term loan made by a Lender to Borrower pursuant to Section 2.1(b).

“Term Loan Commitment” means, in the aggregate, $35,000,000 and, with respect to any Term Lender, such Term Lender’s Pro Rata Share of such amount as set forth on Schedule 2.1 attached hereto.

“Terrorism Laws”  means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Threshold Conditions” means that the following criteria have been satisfied at such time and on a pro forma basis: (i) Total Leverage Ratio is less than (a) 2.50 to 1.00, through the quarter ended December 31, 2010, or (b) 2.25 to 1.00 thereafter, and (ii) the sum of cash on hand, Cash Equivalents and the Revolving Loan Availability equals at least $10,000,000.

“To the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (a) in the case of Borrower, known by any Responsible Officer or executive officer of Borrower, or, (b) in the case of any other Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (a) in the case of Borrower, would have been known by any Responsible Officer or executive officer of Borrower, or, (b) in the case of any other Person other than a natural Person, would have been known by any executive officer of such Person).

“Total Commitments” means an amount equal to the aggregate amount of all Commitments (i.e., initially $60,000,000), as the same may decrease pursuant to the terms of Section 2.5 or increase pursuant to the terms of Section 2.12.

“Total Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the aggregate amount of Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters ending on, or ending most recently prior to, such date.

“Trade Date” has the meaning set forth in Section 10.4.

“Treasury Rate” means, at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date which is two years following the Closing Date.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“USA Patriot Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended from time to time and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

1.2 USE OF CERTAIN TERMS.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof.  The term “including” is by way of example and not limitation.  References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive.  The term “shall” is mandatory; the term “may” is permissive.

1.3 ACCOUNTING TERMS.  Except as otherwise expressly provided herein, all accounting terms not defined in this Agreement shall be construed in conformity with GAAP.  If at any time any change in GAAP (including, without limitation, any conversion to International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Administrative Agent or any Lender shall so request, Borrower and Administrative Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders reconciliation statements requested by Administrative Agent (reconciling the computations of such financial ratios and requirements from the then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(c), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.4 ROUNDING.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number), to the number of places by which such ratio is expressed in this Agreement.

1.5 EXHIBITS AND SCHEDULES.  All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended with the consent of Requisite Lenders, are incorporated herein by this reference.

1.6 REFERENCES TO AGREEMENTS AND LAWS.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2.   THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.1 LOANS; MAXIMUM AMOUNTS.  Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make Loans to (and to issue or participate in Letters of Credit for the account of) the Borrower as follows:

(a) Revolving Loans.  Each Lender severally agrees to make, Convert and Continue loans on a revolving basis in Dollars from time to time until the Maturity Date in such Revolving Lender’s Pro Rata Share of such aggregate amounts as Borrower may from time to time request from all such Revolving Lenders; provided, however, that (i) the Revolving Outstandings of all Revolving Lenders shall not exceed at any time the combined Revolving Loan Commitments, as the same may be from time to time adjusted in accordance with this Agreement and (ii) the Revolving Outstandings of each Revolving Lender shall not at any time exceed such Revolving Lender’s Revolving Loan Commitment, as the same may be from time to time adjusted in accordance with this Agreement.  The amount of the combined Revolving Loan Commitments initially totals $25,000,000.   Following the date of this Agreement, the amount of the Revolving Loan Commitments may be increased by up to $15,000,000 to a total not to exceed $40,000,000 in the event Administrative Agent, acting in its sole and absolute discretion, elects to secure additional commitments from the Existing Lenders or from New Lenders as otherwise provided in Section 2.12 hereof.    The Revolving Loans  are a revolving credit and, subject to the terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b) Term Loans.  Subject to the terms and conditions set forth in this Agreement, each Term Lender severally agrees to make a loan to the Borrower in Dollars on the Closing Date in an amount equal to such Term Lender’s Pro Rata Share of the Term Loan Commitment.  The Term Loan Commitment shall expire concurrently with the making of the Term Loans on the Closing Date.  Once prepaid or repaid, the Term Loans may not be reborrowed.  The Term Loans shall be repaid in accordance with Section 2.4 and Section 2.6.

(c) Letters of Credit.  Subject to Section 2.3, each Issuing Lender agrees to issue Letters of Credit, in each case containing such terms and conditions as are permitted by this Agreement (each, a “Letter of Credit”), at the request of and for the account of the Borrower from time to time before the Letter of Credit Expiration Date, and, as more fully set forth in Section 2.3, each Revolving Lender agrees to purchase a participation in each such Letter of Credit.

(d) Notes.  Loans made by each Lender shall be, at the request of such Lender, evidenced by one or more Notes.  The date, amount and maturity of each Lender’s Loans and payments and other particulars with respect thereto may be endorsed on schedule(s) attached to its Note by each Lender and/or recorded on one or more loan accounts or records maintained by such Lender in the ordinary course of business.  Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon.  Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.2 BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

(a) Borrower may irrevocably request a Borrowing, Continuation or Conversion of any Loan, in each case, in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor.  All Borrowings, Conversions and Continuations of Loans shall constitute Base Rate Loans unless properly and timely otherwise designated in the applicable Request for Extension of Credit.

(b) Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Share thereof by Requisite Notice.  In the case of a Borrowing of Loans, each applicable Lender shall make the funds for its Loan available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit.  Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, in the case of the initial Extension of Credit hereunder, Section 4.1), all funds so received shall be made available to Borrower in Dollars.  Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same.

(c) Except as otherwise provided herein, an Eurodollar Rate Loan may be Continued or Converted only as of the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, Converted into or Continued as Eurodollar Rate Loans without the consent of Requisite Lenders, and Requisite Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be Converted immediately into Base Rate Loans.

(d) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall, unless Administrative Agent otherwise requests, make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(e) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

2.3 LETTERS OF CREDIT.

(a) The Letter of Credit Sublimit.  Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, an Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request; provided, however, that (i) the Revolving Outstandings of each Lender shall not at any time exceed such Lender’s Revolving Loan Commitment; (ii) the Revolving Outstandings of all Lenders shall not at any time exceed the combined Revolving Loan Commitments; and (iii) Letter of Credit Usage shall not at any time exceed the Letter of Credit Sublimit.

(b) Letter of Credit Actions.  Subject to the terms and conditions set forth in this Agreement, until the Letter of Credit Expiration Date, an Issuing Lender shall take such Letter of Credit Actions as Borrower may from time to time request.  Subject to subsection (g) below and unless consented to by the respective Issuing Lender and Requisite Lenders, no Letter of Credit may expire more than twelve (12) months after the date of its issuance or last renewal; provided, however, that no Letter of Credit shall expire after the Letter of Credit Expiration Date unless Borrower shall post cash collateral with respect to such Letter of Credit in such manner as is reasonably satisfactory to such Issuing Lender and the amount of the Letter of Credit does not exceed the Letter of Credit Sublimit.

(c) Requesting Letter of Credit Actions.  Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to an Issuing Lender, with a copy to Administrative Agent (who shall notify all Revolving Lenders) by Requisite Notice not later than the Requisite Time therefor.  Each Letter of Credit Action shall be in a form acceptable to such Issuing Lender in its sole discretion.  Unless Administrative Agent notifies such Issuing Lender that such Letter of Credit Action is not permitted hereunder, or such Issuing Lender notifies Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of such Issuing Lender, such Issuing Lender shall, upon satisfaction of the applicable conditions set forth in Section 4.2 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action.  This Agreement shall control in the event of any conflict with any Letter of Credit Application.  Upon the issuance of a Letter of Credit, each Revolving Lender shall be deemed to have purchased from such Issuing Lender a risk participation therein in an amount equal to such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(d) Reimbursement of Payments Under Letters of Credit.  Borrower shall reimburse the applicable Issuing Lender through Administrative Agent for any payment that such Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in Section 4.2 can be satisfied, Borrower may request a Borrowing of a Revolving Loan pursuant to Section 2.2 to reimburse such Issuing Lender for such payment, or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such payment date pursuant to subsection (e) below.

(e) Funding by Lender When Issuing Lender Not Reimbursed.  Upon any drawing under a Letter of Credit, the relevant Issuing Lender shall notify Administrative Agent and Borrower.  If Borrower fails to timely make the payment required pursuant to subsection (d) above, such Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment.  Administrative Agent shall promptly notify each Revolving Lender of its Pro Rata Share of such amount by Requisite Notice.  Each Revolving Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified by Administrative Agent, Administrative Agent shall remit the funds so received to such Issuing Lender.  The obligation of each Revolving Lender to so reimburse each Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse any Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f) Nature of Revolving Lenders’ Funding.  If the conditions precedent set forth in Section 4.2 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse any Issuing Lender for a drawing under a Letter of Credit, the funding by Revolving Lenders pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by Borrower.  If the conditions precedent set forth in Section 4.2 cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse an Issuing Lender for a drawing under a Letter of Credit, the funding by Revolving Lenders pursuant to the previous subsection shall be deemed to be a funding by each Revolving Lender of its risk participation in such Letter of Credit, and each Revolving Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, and interest in the claim of such Issuing Lender against Borrower in respect of such payment and shall share in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim.  Any amounts made available by a Revolving Lender under its risk participation shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

(g) Obligations Absolute.  The obligation of Borrower to pay to any Issuing Lender the amount of any payment made by such Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable.  Without limiting the foregoing, Borrower’s obligation shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from such Letter of Credit, this Agreement, or any other agreement or instrument relating hereto or thereto;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against any Issuing Lender, Administrative Agent or any Lender, any beneficiary of such Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) any payment made by an Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with such Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with such Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with such Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any property;

(x) any error in the transmission of any message relating to such Letter of Credit not caused by an Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of any Issuing Lender in connection with such Letter of Credit;

(xii) any consequence arising from acts of God, wars, insurrections; civil unrest, terrorist action, disturbances, labor disputes, emergency conditions or other causes beyond the control of any Issuing Lender;

(xiii) so long as an Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such Issuing Lender in connection with such Letter of Credit; and

(xiv) any other circumstances whatsoever where an Issuing Lender has acted in good faith.

In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the relevant Issuing Lender in writing.  Borrower shall be conclusively deemed to have waived any such claim against such Issuing Lender and its correspondents unless such notice is given as aforesaid.

(h) Role of Issuing Lender.  Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, an Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  No Administrative Agent-Related Person, nor any Issuing Lender, nor any of the respective correspondents, participants or assignees of an Issuing Lender shall be liable to any Revolving Lender for any action taken or omitted in connection herewith at the request or with the approval of Revolving Lenders or Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Administrative Agent-Related Person, nor any Issuing Lender, nor any of the respective correspondents, participants or assignees of such Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above.  In furtherance and not in limitation of the foregoing, any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and each such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by an Issuing Lender and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by any Issuing Lender, its correspondents, and beneficiaries will be governed by, with respect to standby Letters of Credit, the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce (the “ICC”).

(j) Letter of Credit Fee.  On each Applicable Payment Date, Borrower shall pay to Administrative Agent in arrears, for the account of each Non-Defaulting Revolving Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the Applicable Margin for Eurodollar Rate Loans that are Revolving Loans on a per annum basis times the actual daily maximum amount available to be drawn under each Letter of Credit for the period since the later of the Closing Date and the previous Applicable Payment Date.  If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(k) Fronting Fee and Documentary and Processing Charges Payable to Issuing Lender.  On each Applicable Payment Date, Borrower shall pay to Administrative Agent for the sole account of each respective Issuing Lender a fronting fee in an amount equal to 0.25% per annum on the daily average face amount of all outstanding Letters of Credit for each Issuing Lender, payable in arrears.  In addition, Borrower shall pay directly to each Issuing Lender, upon demand, for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made.  Such fees and charges are nonrefundable.

(l) Outstanding Letters of Credit.  Immediately prior to the Closing Date, the Letters of Credit listed on Schedule 2.03(l) issued under the First Lien Credit Agreement dated as of December 31, 2007, among Borrower, the lenders party thereto and KeyBank National Association, as Administrative Agent, are and shall remain outstanding under this Agreement.

2.4 PREPAYMENTS.

(a) Voluntary Prepayments.

(i) Revolving Loans.  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Revolving Loans in part in the Minimum Amount therefor or in full without premium or penalty.  Administrative Agent will promptly notify each Revolving Lender of such voluntary prepayment and of such Lender’s Pro Rata Share of such prepayment.  Any prepayment of a Revolving Loan shall be accompanied by all accrued interest thereon and, in the case of any Revolving Loan that is an Eurodollar Rate Loan, the amounts set forth in Section 3.5.

(ii) Term Loans.  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Term Loans in part in the Minimum Amount therefor or in full, in each case without any penalty or premium .  Administrative Agent will promptly notify each Term Lender of such voluntary prepayment and of such Lender’s Pro Rata Share of such prepayment.  Any prepayment of a Term Loan shall be accompanied by all accrued interest thereon and, in the case of any Term Loan that is an Eurodollar Rate Loan, the amounts set forth in Section 3.5.

(iii) Application of Voluntary Prepayments.  Any prepayment of any Revolving Loan pursuant to Section 2.4(a)(i) shall be applied to repay outstanding Revolving Loans to the full extent thereof.  Any voluntary prepayment of any Term Loans pursuant to Section 2.4(a)(ii) shall be applied to repay such Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied (in inverse order of maturity beginning with the Maturity Date balloon payment) on a pro rata basis to reduce the remaining scheduled Installments of principal of such Term Loans, as applicable.

(b) Mandatory Prepayments.

(i) Asset Sales.  No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay Loans and/or Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.4(c) or 2.4(e), as applicable, in an aggregate amount equal to such Net Asset Sale Proceeds.

(ii) Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay Loans and/or Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.4(c) or 2.4(e), as applicable, in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $7,500,000,  Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Loan Commitments).

(iii) Issuance of Equity Securities.  On the date of receipt by Borrower or any of its Subsidiaries of any Net Cash Equity Proceeds which, when combined with any other Net Cash Equity Proceeds received by Borrower or any of its Subsidiaries since the Closing Date, total in excess of $50,000,000, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.4(c) or 2.4(e), as applicable, in an aggregate amount equal to one hundred percent (100%) of such Net Cash Equity Proceeds in excess of $50,000,000; provided, however, that in the event any Net Cash Equity Proceeds received by Borrower or any of its Subsidiaries which, when combined with all other Net Cash Equity Proceeds received by Borrower or any of its Subsidiaries since the Closing Date do not total in excess of $50,000,000, are not used in the manner described in the second proviso of Section 7.5(e) hereof within ninety (90) days of such receipt, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.4(c) or 2.4(e), as applicable, in an aggregate amount equal to one hundred percent (100%) of such Net Cash Equity Proceeds.

(iv) Issuance of Debt.  On the date of receipt by Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.1), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.4(c) or 2.4(e), as applicable, in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(v) Consolidated Excess Cash Flow.  In the event that (i) there shall be Consolidated Excess Cash Flow for any fiscal year (commencing with Fiscal Year 2010) and (ii) the Total Leverage Ratio at the end of the fourth fiscal quarter for such fiscal year is greater than or equal to 2.00:1.00, Borrower shall, no later than ninety (90) days after the end of the fourth fiscal quarter for such fiscal year, prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.4(c) or 2.4(e), as applicable, in an aggregate amount equal to fifty percent (50%) of such Consolidated Excess Cash Flow.

(vi) Revolving Loans.  If for any reason the Revolving Outstandings exceed the combined Revolving Loan Commitments as in effect or as reduced because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.

(vii) Prepayment Certificate.  Concurrently with any mandatory prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to Sections 2.4(b)(i)-(vi), Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable net proceeds or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the derivation of such excess.

(c) Application of Mandatory Prepayments.  Subject to Section 2.4(e) below, any mandatory prepayment of any Loan pursuant to Section 2.4(b) shall be applied in the following order: first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied in inverse order of maturity (beginning with the Maturity Date balloon payment) to reduce the remaining scheduled installments of principal of the Term Loans; and second, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment (provided that in no event shall the Revolving Loan Commitments be permanently reduced pursuant to this Section 2.4(c) below $15,000,000); provided however that mandatory prepayments made pursuant to Section 2.4(b)(vi), shall not be applied to prepay Term Loans but shall be applied to prepay any outstanding Revolving Loans (but not to permanently reduce Revolving Loan Commitments).

(d) [Intentionally Omitted].

(e) Waiver of Certain Prepayments.

(i) Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment of any Loans (other than mandatory prepayments to be applied directly to outstanding Revolving Loans pursuant to Section 2.4(c)), not less than five (5) Business Days prior to the date (the “Prepayment Date”) on which Borrower is required to make such mandatory prepayment (or, if shorter, promptly upon Borrower’s becoming aware of any event requiring such mandatory prepayment), Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Term Lender of the amount of such Lender’s Pro Rata Share of such mandatory prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option to decline payments).  On the Prepayment Date, Borrower shall pay to Administrative Agent the amount of the mandatory prepayment, which amount shall be applied (i) in an amount equal to that portion of the mandatory prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.4(c)), and (ii) to the extent of any excess (the “Declined Prepayment Amount”), if the Threshold Conditions do not exist, to prepay the Revolving Loans in accordance with Section 2.4(e)(ii).  Borrower will (on any Prepayment Date) provide to Administrative Agent a certificate (signed by a Responsible Officer) as to the status of the Threshold Conditions at the time of such Prepayment Date will such supporting detail and calculations as Administrative Agent shall request.  Failure to provide such certificate and satisfactory supporting detail and calculations will be deemed to be an acknowledgement that the Threshold Conditions do not exist at such time.

(ii) Promptly upon receiving notice from the Term Lenders of their respective intent to waive receipt of mandatory prepayments pursuant to Section 2.4(e)(i), but in any event no later than the first Business Day prior to the Prepayment Date, Administrative Agent will (if the Threshold Conditions do not exist or if the Borrower has not provided the documentation required 2.4(e)(i) above) notify each Revolving Lender of the amount of such Lender’s Pro Rata Share of the applicable Declined Prepayment Amount and such Lender’s option  to refuse such amount.  Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option to decline payments).  On the Prepayment Date, the Declined Prepayment Amount shall be applied in an amount equal to that portion of the Declined Prepayment Amount payable to those Lenders that have elected not to exercise such option, to prepay the Revolving Loans of such Lenders to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment; provided, however, that in no event shall the Revolving Loan Commitments be permanently reduced pursuant to this Section 2.4(e)(ii) below $15,000,000.

2.5 REDUCTION OR TERMINATION OF COMMITMENTS.  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Revolving Loan Commitments in a Minimum Amount therefor to an amount not less than the Revolving Outstandings at such time or terminate the Revolving Loan Commitments.  Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Revolving Loan Commitments being reduced or terminated.  Administrative Agent shall promptly notify Revolving Lenders of any such request for reduction or termination of the Revolving Loan Commitments.  Each Revolving Lender’s Commitment shall be reduced by an amount equal to such Revolving Lender’s Pro Rata Share times the amount of such reduction.

2.6 PRINCIPAL AND INTEREST.

(a) Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

(b) The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments in the aggregate amounts set forth below on the last day of each calendar quarter, commencing June 30, 2010:

Calendar Quarter Ending	Term Loan Installments

June 30, 2010	$1,750,000
September 30, 2010	$1,750,000
December 31, 2010	$1,750,000
March 31, 2011	$1,750,000
June 30, 2011	$1,750,000
September 30, 2011	$1,750,000
December 31, 2011	$1,750,000
March 31, 2012	$1,750,000
June 30, 2012	$1,750,000
September 30, 2012	$1,750,000
December 31, 2012	$1,750,000
Maturity Date	$15,750,000

Notwithstanding the foregoing, such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, as the case may be, in accordance with Sections 2.4(a)(iii) and 2.4(c), as applicable.

(c) Subject to subsection (d) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus the Applicable Margin specified in the definition in this Agreement of Applicable Margin with respect to such type of Loan.

(d) Notwithstanding subsection (c) of this Section, upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand at the Default Rate.  Payment or acceptance of the increased rates of interest provided for in this section is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7 FEES.

(a) Commitment Fee.  Borrower shall pay to Administrative Agent (for the account of each Non-Defaulting Revolving Lender according to its Pro Rata Share) the respective commitment fee (the “Commitment Fee”) set forth in the definition of Applicable Margin, calculated on the average unused amount of the combined Revolving Loan Commitments.  The Commitment Fee shall be calculated and payable quarterly in arrears on each Applicable Payment Date.  The Commitment Fee shall continue to accrue at all times, including at any time during which one or more conditions in Section 4 are not met.

(b) Other Fees.  Borrower shall pay to Administrative Agent, KeyBanc and Lenders all fees and other amounts specified in the Mandate Letter and the Fee Letter in the amounts and at the times specified therein.  All fees payable under the Mandate Letter and the Fee Letter are solely for the account of Administrative Agent, KeyBanc and/or the Lenders, as applicable, and are nonrefundable.

2.8 COMPUTATION OF INTEREST AND FEES.  Computation of interest on Base Rate Loans when the Base Rate is determined by KeyBank’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.9 MAKING PAYMENTS.

(a) Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment.  All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day.  All payments shall be made in immediately available funds in lawful money of the United States of America.  All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein (including, without limitation, those set forth in Section 2.13), Administrative Agent shall promptly pay amounts received in accordance with the prior subsection available in like funds as received, as follows:  (i) if payable to Borrower, by crediting such account as Borrower may designate in writing to Administrative Agent from time to time, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office.  In the case of amounts held by Administrative Agent that are payable to Borrower, if any applicable terms and conditions are not so satisfied, Administrative Agent shall return any funds it is holding that would otherwise be payable to Borrower to the Lenders making such funds available, without interest.

(c) Subject to the definition of “Interest Period,” if any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d) Unless Borrower or any Lender has notified Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto.  If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

(i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

(ii) if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent.  Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate, and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e) If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payments made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

2.10 FUNDING SOURCES.  Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 COLLATERAL.  Borrower’s Obligations are secured by or will be secured by the Security Documents.

2.12 ADDITIONAL LOAN COMMITMENTS.

(a)           Provided that no Default of Event of Default shall have occurred and be continuing, Borrower shall have the option from time to time, by giving written notice (an “Increase Notice”), to the Administrative Agent prior to the Maturity Date, subject to the terms and conditions set forth in this Agreement, to increase the total Revolving Loan Commitments by an amount up to $15,000,000 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Revolving Loan Commitments, would result in a maximum total Revolving Loan Commitment of $40,000,000).  The increase in the total Revolving Loan Commitment pursuant to any such particular request shall be at least in the Minimum Amount but in no event greater than $15,000,000 less any previous increase in the total Revolving Loan Commitment pursuant to this Section and less any reduction pursuant to Section 2.5 (a “Requested Increase”).  The Increase Notice shall contain such other details with respect to such Requested Increase as the Administrative Agent shall reasonably request.

(b)           Upon receipt of the Increase Notice, from Borrower, Administrative Agent shall promptly send a copy of the Increase Notice to each Revolving Lender and shall request that each such Lender increase its Revolving Loan Commitment by an amount equal to its Pro Rata Share of the Requested Increase (the “First Request”).  Each Revolving Lender shall have the right, but not the obligation, acting in its sole and absolute discretion, to increase its Revolving Loan Commitment by an amount equal to its Pro Rata Shares of the Requested Increase, and shall have a period of fifteen (15) days from the First Request to notify Administrative Agent whether or not such Revolving Lender elects so to increase its Revolving Loan Commitment.  Any Revolving Lender that fails to respond to the First Request within such fifteen (15)-day period will be deemed to have elected not to increase its respective Revolving Loan Commitment.  If all Revolving Lenders elect to increase their respective Revolving Loan Commitments by amounts equal to their respective Pro Rata Share of the Requested Increase, Administrative Agent shall so notify Borrower and Revolving Lenders, and Borrower shall proceed in accordance with Section (c) below.  If any Revolving Lender (any such Revolving Lender, a “Declining Lender”) shall not elect or shall be deemed to have elected not to increase its Revolving Loan Commitment as aforesaid, (i) the amount of such Declining Lender's Revolving Loan Commitment shall remain unchanged, (ii) Administrative Agent shall notify Borrower and each of the other Revolving Lenders as to which Revolving Lenders have elected to increase their Revolving Loan Commitments and by what amounts and (iii) if Borrower so requests, Administrative Agent shall either (A) solicit from the Revolving Lenders that elected to increase their respective Revolving Loan Commitments a further increase in their Revolving Loan Commitments in an aggregate amount equal to all or any portion of the aggregate amount of the Declining Lender's Pro Rata Share of the Requested Increase (the “Shortfall”) or (B) submit a list of proposed lenders that are not then a party to this Credit Agreement to Borrower for its review and approval (such approval not to be unreasonably withheld or delayed) in order to obtain additional Revolving Loan Commitments in an amount equal to the Shortfall.

(c)           In connection with the Requested Increase in the Revolving Loan Commitments of some or all of the Revolving Lenders as provided in Section 2.12(b) above, Borrower shall execute a modification to its Notes (each a “Modified Note”) evidencing such increase, as well as such other modifications to this Credit Agreement as Administrative Agent shall reasonably request.  In connection with the addition of new lenders as a result of solicitations by Administrative Agent pursuant to 2.12(b) above (the “New Lenders”), Borrower, Administrative Agent and each New Lender shall execute an Acceptance Letter in the form of Exhibit I, Borrower shall execute a Note to each New Lender in the amount of the New Lender's Commitment (a “New Note”) and Borrower, Administrative Agent and the Revolving Lenders shall execute such modifications to this Credit Agreement (including, without limitation, modifications of the financial covenants contained in Section 7.12 hereof) as Administrative Agent shall reasonably request, whereupon the New Lender shall become, and have the rights and obligations of a “Revolving Lender”, with a Revolving Loan Commitment in the amount set forth in such Acceptance Letter.  Each Modified Note and New Note shall constitute a “Revolving Note” for all purposes of this Credit Agreement.  Borrower shall also execute and deliver to Administrative Agent and the Revolving Lenders such additional documents, instruments, certifications and opinions as the Administrative Agent may require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, and any amendments to Security Documents as Administrative Agent may request, and Borrower shall pay any updated Uniform Commercial Code searches, all filing costs and fees, Attorney Costs and any and all intangible taxes or other taxes, assessments or charges or any similar fees, taxes or expenses arising in connection with such increase.

(d)           If at the time a New Lender becomes a Revolving Lender (or a Revolving Lender increases its Revolving Loan Commitment) pursuant to this Section 2.12 there is any principal outstanding under the existing Notes of the previously admitted Revolving Lenders (the “Existing Lenders”), such New Lenders (or Revolving Lender increasing its Revolving Loan Commitment) shall remit to Administrative Agent an amount equal to the Outstanding Percentage (as defined below) multiplied by the Commitment of the New Lenders (or the amount of the increase in the Commitment of a Lender increasing its Commitment), which amount shall be deemed advanced under the Revolving Loan of the New Lender (or the Revolving Lender increasing its Revolving Loan Commitment).  Administrative Agent shall pay such amount to the Existing Lenders in accordance with the Existing Lenders' respective Pro Rata Shares (as calculated immediately prior to the admission of the New Lenders (or the increase in a Revolving Lender's Revolving Loan Commitment), and such payment shall effect an automatic reduction of the outstanding principal balance under the respective Revolving Notes of the Existing Lenders.  For purposes of this Section, the term “Outstanding Percentage” means the ratio of (i) the aggregate outstanding principal amount under the Revolving Notes of the Existing Lenders, immediately prior to the admission of the New Lender (or the increase in the Revolving Loan Commitment of a Revolving Lender), to (ii) the aggregate of the Revolving Loan Commitments of the Existing Lenders (as increased pursuant to this Section, if applicable) and the New Lenders.  Administrative Agent shall distribute an amended Schedule 2.1, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Revolving Lenders and their Revolving Loan Commitments.

(e)           Notwithstanding anything in this Section 2.12 to the contrary, making the Requested Increase is subject to the approval of Administrative Agent and each of the Revolving Lenders or New Lenders, as applicable, acting in their sole and absolute discretion, and no provision in this Agreement or any other Loan Document shall constitute (or be construed to constitute) a commitment by Administrative Agent or any Revolving Lender to lend any Requested Increase, and additional conditions and fees may be required by them in connection therewith.

(f)           The obligation of the Administrative Agent and the Revolving Lenders or New Lenders to make the Requested Increase  pursuant to this Section 2.12 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the total Revolving Loan Commitment:

(i) Payment of Arrangement Fee.  Borrower shall have paid to Administrative Agent the fees associated with the Requested Increase as Administrative Agent and Borrower shall mutually agree.

(ii) No Default.  On the date such Increase Notice is given and on the date such increase becomes effective, both immediately before and after the total Revolving Loan Commitment is increased, there shall exist no Default or Event of Default;

(iii) Representations and Warranties.  The representations and warranties made by Borrower in the Loan Documents or otherwise made by or on behalf of Borrower or any of its respective Subsidiaries in connection therewith or after the date thereof shall be true and correct in all material respects on the date of such Increase Notice and on the date the total Revolving Loan Commitment is increased, except to the extent that such representations and warranties specifically refer to an earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, both immediately before and after giving effect thereto; and

(iv) Other.  Borrower shall satisfy such other conditions to such Requested Increase as Administrative Agent may require in its reasonable discretion (including, without limitation, financial information (including evidence of pro forma covenant compliance) and reasonably satisfactory evidence, including opinions, of due authorization, execution, delivery, enforceability and absence of conflicts typically delivered in connection with extension of credit to a business entity).

2.13 SPECIAL PROVISIONS REGARDING DEFAULTING LENDERS.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(b) fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.7(a);

(c) with respect to Defaulting Lenders only, the unutilized Revolving Loan Commitments, the Revolving Outstandings and/or the outstanding Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(d) if any Letter of Credit Usage exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Share but only to the extent (x) the sum of all Non-Defaulting Revolving Lenders’ Revolving Outstandings plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all Non-Defaulting Revolving Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time; and

(ii) if the reallocation described in paragraph (c)(i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage (after giving effect to any partial reallocation pursuant to paragraph (c)(i) above) in accordance with the procedures set forth in Section 2.3(b) and for so long as any such Letter of Credit Usage is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage pursuant to this Section 2.13(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(j) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage during the period such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage is cash collateralized;

(iv) if the Pro Rata Share of the Letter of Credit Usage of the non-Defaulting Lenders are reallocated pursuant to this Section 2.13(c), then the fees payable to the Non-Defaulting Revolving Lenders pursuant to Sections 2.3(j) shall be adjusted in accordance with such Non-Defaulting Revolving Lenders’ Pro Rata Shares; or

(v) if any Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage is not cash collateralized, prepaid or reallocated pursuant to this Section 2.13(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such Pro Rata Share of the Letter of Credit Usage) and letter of credit fees payable under Section 2.3(j) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage is cash collateralized by such Defaulting Lender;

(e) so long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.13(c), and participating interests in any such newly issued, extended or created Letter of Credit shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.13(c)(i) (and Defaulting Lenders shall not participate therein); and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise payable to such Defaulting Lender pursuant to the Loan Documents) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Bank hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Revolving Loans under this Agreement, (vi) sixth , to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh , to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of any payment made by an Issuing Bank under a Letter of Credit for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and reimbursement obligations owed to, all Non-Defaulting Revolving Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower, and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Pro Rata Share of the Letter of Credit Usage of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Pro Rata Share.

(g) Upon any Lender becoming a Defaulting Lender, Borrower may remove and replace such Defaulting Lender in accordance with Section 10.23 hereof.

SECTION 3.   TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 TAXES.

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges (including, but not limited to, estimated taxes), and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, (i) taxes imposed on or measured by its net income, (ii) franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office; (iii) any branch profits tax imposed by the United States of America or any similar tax imposed by another jurisdiction in which Borrower is located; (iv) applicable withholding tax imposed by Sections 1441 and 1442 of the Code that is withheld by Administrative Agent from a payment to any Foreign Lender (as defined in Section 10.22 of this Agreement) pursuant to Section 10.22; and (v) any penalties, interest, costs and expenses (including Attorney Costs) imposed on Administrative Agent or any Lender arising from a determination by any Governmental Authority that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of any Foreign Lender (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender (other than as a result of a breach by a Foreign Lender of its obligations under Section 10.22 of this Agreement), (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp, recording, filing, transfer, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that the respective Administrative Agent or such Lender specifies as necessary to preserve the after tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

(d) Borrower agrees to indemnify, defend and hold Administrative Agent and each Lender harmless for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that (A) Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any penalties described in clause (ii) above to the extent the Administrative Agent or such Lender, as applicable, (1) had actual knowledge of the existence of the tax, interest, or expense, the non-payment of which gave rise to such penalties, and (2) failed to give Borrower notice of such tax, interest or expense within ten (10) Business Days after the Administrative Agent or such Lender received actual knowledge of the existence thereof; and (B) except to the extent contemplated in clause (A) of this Section 3.1(d), nothing contained in this subsection (d) shall be deemed to imply any obligation on the part of the Administrative Agent or any Lender to provide Borrower with the notice of any such tax, penalty, interest or expense.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor.

3.2 ILLEGALITY.  If any Lender determines that any Laws have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by Lender to Borrower through Administrative Agent, any obligation of such Lender to make Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Eurodollar Rate Loans of such Lender, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.3 INABILITY TO DETERMINE RATES.  If, in connection with any Request for Extension of Credit involving any Eurodollar Rate Loan, Administrative Agent determines (or the Administrative Agent is advised by the Required Lenders) that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Eurodollar Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Eurodollar Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders.  Thereafter, the obligation of all Lenders to make or maintain such Eurodollar Rate Loan shall be suspended until Administrative Agent revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Eurodollar Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4 INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

(a) If any Lender determines that any Laws announced after the date hereof

(i) impose on such Lender any Tax, duty, or other charge with respect to any Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans (other than as a result of any change in the rate of applicable taxes imposed on or measured by the net income of Administrative Agent or any Lender);

(ii) change the basis on which Taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Eurodollar Rate Loans;

(iii) impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitment); or

(iv) impose on such Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Eurodollar Rate Loans, then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction (except to the extent that such increased cost or reduction is an amount subject to Section 3.1, in which case the sum received or receivable by such Lender shall be increased in accordance with the provisions of Section 3.1).

(b) If any Lender determines that any change in or the interpretation of any Laws announced after the date hereof have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided, however, that Borrower shall not be required to pay additional amounts to compensate any Lender for (i) any applicable withholding tax imposed by Sections 1441 and 1442 of the Code that is withheld by Administrative Agent from a payment to any Foreign Lender pursuant to Section 10.22, (ii) any reduction in connection with any penalties, interest, costs and expenses (including Attorney Costs) arising from a determination by any Governmental Authority that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of any Foreign Lender; or (iii) any change in the rate of applicable taxes imposed on or measured by net income.

3.5 BREAKFUNDING COSTS.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.6 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

(a) The Administrative Agent or any Lender claiming compensation under this Section 3 shall deliver to Borrower a certificate setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of clearly demonstrable error.  In determining such amount, Lenders may use any reasonable averaging and attribution methods.  For purposes of this Section 3, a Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Eurodollar Rate Loan was in fact so funded.

(b) Borrower shall not be obligated to pay any amount under this Section 3 which arose prior to the date which is one hundred eighty (180) days preceding the date of such demand or is attributable to periods prior to the date which is one hundred eighty (180) days preceding the date of such demand; provided, however, that in the event any Law is enacted that retroactively imposes any cost or charge upon the Administrative Agent or any Lender that would otherwise be a basis for compensation under Sections 3.1 through 3.5, the Administrative Agent or such Lender may make a demand for such compensation through and including the date which is one hundred eighty (180)days after the date upon which such Law takes effect.

(c) Upon any Lender making a claim for compensation under Section 3.1 or 3.4, Borrower may remove and replace such Lender in accordance with Section 10.23 hereof.

3.7 SURVIVAL.  All of Borrower’s obligations under this Section 3 shall survive for a period of one (1) year after the later of termination of the Commitments, and payment in full of all Obligations; provided, however, that the obligation of Borrower to make any payment under this Section 3 is contingent upon the receipt by Borrower of the certificate described in Section 3.6(a) within the later of (a) one hundred eighty (180) days after the later of the repayment of all Loans, the termination of all Letters of Credit and the termination of the Commitment, or (b) in the case of any Law retroactively imposing any cost or charge upon the Administrative Agent or any Lender, one hundred eighty (180) days after the date upon which such Law takes effect.

SECTION 4.   CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of each Lender to make its initial Extension of Credit hereunder is subject to satisfaction (or waiver by Administrative Agent) of the following conditions precedent:

(a) Loan Documents and Other Closing Deliverables.  Unless waived by Administrative Agent and Lenders, Administrative Agent’s receipt of the following, each of which shall be originals unless otherwise specified or agreed to by Administrative Agent, each properly executed by a Responsible Officer of the applicable Credit Party, each dated on, or in the case of third party certificates, recently before the Closing Date and each in form and substance satisfactory to Administrative Agent, Lenders and their legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, Lenders and Borrower;

(ii) the Notes executed by Borrower in favor of each Lender, each in a principal amount equal to such Lender’s Commitment;

(iii) the Multi-Party Guaranty;

(iv) the Pledge and Security Agreement, together with such certificates, stock powers, registrations and other supporting documents (including the Control Agreements) as Administrative Agent shall reasonably require;

(v) the Intellectual Property Security Agreements together with such certificates, stock powers, registrations and other supporting documents as Administrative Agent shall reasonably require;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(vii) sufficient copies of each Organization Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto;

(viii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment;

(ix) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date;

(x) a certificate signed by a Responsible Officer of Borrower (A) that the representations and warranties made by Borrower herein are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (B) that Borrower is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the borrowing contemplated hereby, and (C) that there has been no event or circumstance since the date of the Audited Financial Statements which could reasonably be expected to have a Material Adverse Effect;

(xi) opinions of counsel to Borrower in form and substance reasonably satisfactory to Administrative Agent; and

(xii) such other assurances, certificates, documents, consents or opinions as Administrative Agent, each Issuing Lender or Requisite Lenders reasonably may require.

(b) Fees and Expenses.  Any fees and expenses required to be paid by Borrower or any of its Subsidiaries to Administrative Agent, KeyBanc or any Lender on or before the Closing Date pursuant to the Mandate Letter, the Fee Letter, any Loan Document or otherwise shall have been paid.

(c) Attorney Costs.  Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

(d) Litigation.  Administrative Agent and its counsel shall have been provided sufficient information concerning any and all outstanding litigation involving Borrower or its Subsidiaries and shall be satisfied with the same, in its sole and absolute discretion.

(e) Existing Indebtedness.  On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

(f) Authorizations and Consents.  Each Credit Party shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Collateral.  In order to create in favor of Administrative Agent, for the benefit of Lenders, a valid, perfected first priority security interest in the personal property Collateral, Administrative Agent shall have received:

(i) evidence satisfactory to Administrative Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Security Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.1(e)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(v) With respect to each Assigned Government Contract (A) an executed Instrument of Assignment, and (B) an executed Notice of Assignment of Claims in connection with United States government receivables complying with the terms of the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15. and otherwise acceptable in form to Administrative Agent, to be held by the Administrative Agent, subject to the terms of Section 8.2(d) hereof authorizing Administrative Agent to file such Notices of Assignment of Claims with the appropriate governmental authorities at Administrative Agent’s discretion upon an Event of Default.

(vi) with respect to each Material Lease, a Landlord Waiver from the landlord under such Material Lease; provided that no such Landlord Waiver shall be required with respect to (A) the Borrower’s lease of its current headquarters located at 4810 Eastgate Mall, San Diego, California, (B) the Borrower’s lease of its new headquarters to be located at 4820 Eastgate Mall, San Diego, California, or (C) any Material Lease that could not be obtained after the Credit Party that is the lessee under such Material Lease shall have used its reasonable best efforts to do so.

(vii) With respect to each Material Real Estate Asset, if any, all such mortgages, documents, instruments, agreements, opinions and certificates as Administrative Agent shall reasonably require with respect to each such Material Real Estate Asset to create in favor of Administrative Agent, for the benefit of Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Borrower shall, at the request of the Administrative Agent, deliver to Administrative Agent (and each Lender) such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which Administrative Agent has been granted a Lien.

(viii) Administrative Agent shall have received a duly executed Control Agreement covering any applicable account collateral to the extent required under the Pledge and Security Agreement.

(h) Financial Statements; Projections.  Lenders shall have received from Borrower (i) the Historical Financial Statements and (ii) the Projections.

(i) Evidence of Insurance.  Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect, together with endorsements naming Administrative Agent, for the benefit of Lenders, as additional insured and loss payee thereunder to the extent required under Section 6.6.

(j) Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a certificate from Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the Extensions of Credit to be made on the Closing Date, Borrower and its Subsidiaries are and will be Solvent.

(k) Due Diligence.  Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to Borrower and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of Borrower and its Subsidiaries.

(l) Subordination of SYS Notes.  Subject to the provisions of Section 6.20, on the Closing Date, Administrative Agent shall have received executed subordination agreements from the holders of the Unsecured Subordinated Convertible Notes issued by SYS in the original aggregate principal amount of $3,125,000.

4.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT.  In addition to any applicable conditions precedent set forth elsewhere in this Section 4 or in Section 2, the obligation of each Lender to honor any Request for Extension of Credit other than a Conversion or Continuation is subject to the following conditions precedent:

(a) the representations and warranties of Borrower contained in each of the Loan Documents shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b) no Default or Event of Default exists, or would result from such proposed Extension of Credit;

(c) Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time;

(d) Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent and Requisite Lenders reasonably may require; and

(e) no order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it; no injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each Request for Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a), (b) and (e) have been satisfied on and as of the date of such Extension of Credit.

SECTION 5.   REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

5.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS.

(a) Each Credit Party is duly organized, validly existing and, except as set forth on Schedule 5.1(a), in good standing under the Laws of the state of its organization, has the requisite power and authority and the legal right to own, lease and operate its properties, to conduct its business as currently conducted, is duly qualified and in good standing under the Laws of every jurisdiction where it is required to be so qualified, except where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect, and is in compliance with all Laws except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect.

(b) Schedule 5.1(b) attached hereto lists, as of the Closing Date, each of the  Subsidiaries.

5.2 POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.  Each Credit Party has the requisite power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has the corporate or other entity power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority or any other Person, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents.  The Loan Documents have been duly executed and delivered by each Credit Party which is a party hereto, and constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.

5.3 NO LEGAL BAR.  The execution, delivery, and performance by each Credit Party of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Credit Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of the Credit Parties, (ii) any applicable material Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material Contractual Obligation of such Credit Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any material agreement or instrument, (c) require any registration with, consent or approval of, notice to, or any other action to, with or by, and Governmental Authority, or (d) result in, or require, the creation or imposition of any Lien on any of the properties of such Credit Party or any of its Subsidiaries (other than the Liens granted in connection herewith).

5.4 EQUITY SECURITIES AND OWNERSHIP.  The Equity Securities of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 5.4, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Security of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Securities of Borrower or any of its Subsidiaries or other Equity Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Security of Borrower or any of its Subsidiaries.  Schedule 5.4 sets forth a true, complete and correct list as of the Closing Date, both before and after giving effect to the Loan Documents, of the name of Borrower and each of its Subsidiaries and indicates for each such Person (other than Borrower) its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Equity Securities of such Subsidiary.  Except as set forth on Schedule 5.4, as of the Closing Date, neither Borrower nor any of its Subsidiaries has any equity investments in any other corporation or entity.

5.5 FINANCIAL STATEMENTS; PROJECTIONS; NO MATERIAL ADVERSE EFFECT.

(a) The Historical Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof.

(b) On and as of the relevant date of determination, the Projections of Borrower and its Subsidiaries for the period of fiscal year 2010 through and including fiscal year 2014, including quarterly projections for each month during fiscal year 2010 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower and as of the relevant date of determination, management of Borrower believed that the Projections were reasonable and attainable.

(c) Since December 31, 2008, (i) there has been no event or circumstance which could reasonably be expected to have a Material Adverse Effect and (ii) except as set forth on Schedule 5.5 hereto and as disclosed in the Borrower’s public filings with the Securities and Exchange Commission from time to time, no Internal Control Event has occurred.

5.6 LITIGATION.  Except as disclosed in the Disclosure Letter, there are (a) no lawsuits, investigations or proceedings of or before an arbitrator or Governmental Authority pending or, to the best of knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of their properties or revenues which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which the Borrower or any of its Subsidiaries is a party or by which the property or assets of them are bound, or (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of Borrower or any of its Subsidiaries, or, to the knowledge of Borrower or such Subsidiaries, threats of work stoppage, strike, or pending demands for collective bargaining, which could reasonably be expected to cause or result in a Material Adverse Effect.

5.7 NO DEFAULT; CONTINUED BUSINESS.  Neither Borrower nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.  There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of Borrower or any Subsidiary and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, could reasonably be expected to cause or result in a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent any Credit Party from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

5.8 OWNERSHIP OF PROPERTY; LIENS.  Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and Borrower and its Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.2.

5.9 TAXES.  Borrower and its Subsidiaries have timely filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes whether or not shown as due on any tax return, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been both established and maintained in accordance with GAAP, and (b) immaterial taxes in de minimis amounts; provided, however, that in each case no material item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.  Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings and as to which adequate reserves have been both established and maintained in accordance with GAAP.

5.10 MARGIN REGULATIONS; INVESTMENT COMPANY ACT.

(a) Neither Borrower for any of its Subsidiaries is engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.

(b) Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11 ERISA COMPLIANCE; EMPLOYEE MATTERS.

(a) Each Employee Benefits Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.  Each Employee Benefits Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.  There has been no prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Employee Benefits Plan that has or could reasonably be expected to have a Material Adverse Effect.

(b) (i) No ERISA Event has occurred or, to the best of knowledge of Borrower or any Subsidiary or ERISA Affiliate, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any Subsidiary or ERISA Affiliate has incurred, or, to the best of knowledge of Borrower or any Subsidiary or ERISA Affiliate, reasonably expects to incur, any liability (and, to the best of knowledge of Borrower or any Subsidiary or ERISA Affiliate, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any Subsidiary or ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.  Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates extending beyond the end of the month in which any such retired or former employee terminates employment.

(c) Borrower and each of its Subsidiaries has good labor relations.  Borrower, its Subsidiaries, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act.  Neither Borrower nor any of its Subsidiaries has been or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There has been and is (a) no unfair labor practice charge or complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of Holdings or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of Borrower, no union representation question existing with respect to any of the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Borrower, no labor union organizing activity with respect to any employees of Borrower or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect or as disclosed in Schedule 5.11.

5.12 INTANGIBLE ASSETS.  Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated or could obtain such right without causing a Material Adverse Effect, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has or could reasonably be expected to have a Material Adverse Effect.

5.13 COMPLIANCE WITH LAWS.  Borrower and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable to such Person.

5.14 ENVIRONMENTAL COMPLIANCE.  Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.15 INSURANCE.  The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.  Schedule 5.15 sets forth a list of all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid

5.16 SWAP OBLIGATIONS.  Neither Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.  Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.17 SOLVENCY.  Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities Borrower has incurred in favor of Administrative Agent and the Lenders.  Borrower is Solvent and Borrower will be Solvent after giving effect to the execution and delivery of the Loan Documents to Administrative Agent and the Lenders and the Extensions of Credit thereunder (on a pro forma basis).  Except for the impact of certain intercompany loans which are not converted into equity (the impact of which does not, taken as a whole, render the Guarantors insolvent), each Guarantor is Solvent and each Guarantor will be Solvent after giving effect to the execution and delivery of the Loan Documents to Administrative Agent and the Lenders and the Extensions of Credit thereunder (on a pro forma basis).

5.18 DISCLOSURE.  No statement, information, report, representation, or warranty made by any Credit Party in any Loan Document or furnished to Lender in connection with any Loan Document contains any untrue statement of a material fact or, when viewed together with Borrower’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, omits to state any material fact necessary to make the statements herein or therein not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  After due inquiry by Borrower, there is no known fact that any Credit Party has not disclosed to Administrative Agent and the Lenders that has or is reasonably likely to have a Material Adverse Effect.

5.19 PATRIOT ACT.

(a) Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither Borrower nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (2) to the best knowledge of Borrower, engages in any dealings or transactions with any such Person.  The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.20 MATERIAL LEASES, MATERIAL REAL ESTATE ASSETS.  Except as set forth on Schedule 5.20, (a) there are no Material Leases and (b) there are no Material Real Estate Assets.

5.21 SECURITY INTEREST IN COLLATERAL. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Administrative Agent, for the benefit of Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted pursuant to Section 7.2, to the extent any such Liens would have priority over the Liens in favor of Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent Administrative Agent has not obtained or does not maintain possession of such Collateral.

5.22 PERMITS, ETC. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

5.23 MATERIAL CONTRACTS;  ASSIGNED GOVERNMENT CONTRACTS. Set forth in the Disclosure Letter is a true, correct and complete list of all the Material Contracts in effect on the Closing Date.  All such Material Contracts, together with any updates provided pursuant to Section 6.2(l), are in full force and effect and no defaults currently exist thereunder (other than as described in the Disclosure Letter or in such updates).

With respect to each Assigned Government Contract, the proceeds of Extensions of Credit will be used, inter alia, to finance the performance of the work to be performed by the relevant Credit Party party thereto.  Except as set forth in the Disclosure Letter, no Assigned Government Contract contains any provision permitting reduction or set offs of amounts to be paid thereunder.  Except as set forth in the Disclosure Letter, no Assigned Government Contract contains any provision restricting assignments of sums due thereunder to the Administrative Agent.
5.24 CERTAIN FEES.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

5.25 AFFILIATE TRANSACTIONS. Except as set forth on Schedule 5.25, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than other Credit Parties) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party.

5.26 DORMANT SUBSIDIARIES.  None of the Subsidiaries of Borrower set forth on Schedule 5.26 (the “Dormant Subsidiaries”) have any material continuing operations or conduct any material business and all are in the process of being dissolved by the Borrower.  Borrower is using its reasonable best efforts to complete the dissolution process with respect to each Dormant Subsidiary in a timely manner.

SECTION 6.   AFFIRMATIVE COVENANTS

So long as any Obligation (excluding inchoate indemnity obligations) remains unpaid or unperformed, or any portion of the Commitments or any Letter of Credit remain outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants set forth in Sections 6.1 and 6.2(a)-(c)), cause each Subsidiary, to:

6.1 FINANCIAL STATEMENTS.  Deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Requisite Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications or exceptions not reasonably acceptable to Requisite Lenders;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet, a consolidated statement of income and a consolidated cash flow statement of Borrower and its Subsidiaries as at the end of such fiscal quarter, and for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) or 6.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent.

Except for the Compliance Certificates referred to in such clause (a) of Section 6.2, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to in clauses (a) and (b) of this Section 6.1, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

6.2 CERTIFICATES, NOTICES AND OTHER INFORMATION.  Deliver to Administrative Agent and each Lender, in form and detail satisfactory to Administrative Agent and Requisite Lenders:

(a) concurrent with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(c) promptly after the occurrence thereof, notice of any Default or Event of Default;

(d) notice of any change in accounting policies or financial reporting practices by Borrower or any Subsidiary that is material to Borrower or to Borrower and its Subsidiaries on a consolidated basis;

(e) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting Borrower where the reasonably expected damages to Borrower exceed $2,500,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(f) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Pension Plan or the intent to terminate any Pension Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Pension Plan or withdraw from any Pension Plan;

(g) (i) in advance of, if known, or promptly after the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) promptly following such ERISA Event, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(h) promptly after the occurrence thereof, notice of any Material Adverse Effect;

(i) as soon as practicable and in any event no later than February 28 of each fiscal year, a consolidated plan and financial forecast for such fiscal year and each fiscal year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated and consolidating (prepared on a business segment basis) balance sheet and forecasted consolidated and consolidating (prepared on a business segment basis) statements of income and cash flows of Borrower and its Subsidiaries for each such fiscal year, together with pro forma Compliance Certificates for each such fiscal year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of the fiscal year then beginning, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.12 through the Maturity Date of the Term Loans, and (iv) forecasts demonstrating adequate liquidity through the Maturity Date of the Term Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent and accompanied by a certificate from a Responsible Office of Borrower certifying that the projections contained therein are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made and at the time of delivery thereof.

(j) as soon as practicable and in any event by the last day of each fiscal year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding fiscal year;

(k) with reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Borrower;

(l) promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Borrower or any of its Subsidiaries is terminated prior to scheduled completion or amended in a manner that would (x) decrease the revenue to be received by any Credit Party during any fiscal year under such Material Contract by more than 25% or (y) increase the cost to be paid by any Credit Party during any fiscal year under such Material Contract by more than 25%, and (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided that no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 6.2(l)), and an explanation of any actions being taken with respect thereto;

(m) as soon as practicable (but, in any event, within seven (7) days following receipt thereof), copies of all environmental audits and reports with respect to environmental matters at any facility of Borrower or its Subsidiaries or which relate to any environmental liabilities of Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n) at least thirty (30) days prior to the occurrence of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number, Borrower will furnish to the Administrative Agent notice thereof.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Security Documents.  Borrower will furnish to Administrative Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein.  Borrower also agrees promptly to notify Administrative Agent in writing if any material portion of the Collateral is lost, damaged or destroyed;

(o) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.1(a), a certificate (i) either confirming that there has been no material change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) updating the Collateral Questionnaire to reflect material changes in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section;

(p) promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Equity Securities of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

(q) as soon as practicable (but, in any event, within twenty (25) days following the end of each month), a report (accompanied by a statement of a Responsible Officer of Borrower setting forth details) in scope and substance satisfactory to Administrative Agent detailing the composition and aging of all Eligible Billed Accounts Receivable and compliance with the Asset Coverage Ratio covenant contained in Section 7.12(b) hereof;

(r) concurrent with delivery of the Compliance Certificate as set forth in Section 6.2(a) above, notice of any Assigned Government Contract(s) executed after the end of the most recent period for which a notice for any Assigned Government Contract has been delivered, which notice shall, inter alia, provide such information as is needed to cause such Assigned Government Contract to be subjected to the Lien of the Pledge and Security Agreement as required by Section 6.17 hereof and Sections 4 and 4.6 of the Pledge and Security Agreement; and

(s) promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports and communications referred to in Section 6.2(b), and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports and communications.

6.3 PAYMENT OF TAXES.  Pay and discharge when due all taxes, assessments, and governmental charges, except for (a) any such tax, assessment, charge, or levy which is a Lien permitted under Section 7.2(i) and (b) immaterial taxes in de minimis amounts.

6.4 PRESERVATION OF EXISTENCE.  Preserve and maintain its existence, governmental authorizations, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (i) Dormant Subsidiaries, (ii) as permitted by Section 7.3, or (iii) where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 MAINTENANCE OF PROPERTIES.  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 MAINTENANCE OF INSURANCE.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section and provided that adequate reserves therefor are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Each such policy of insurance shall (i) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy and that no act or default of Borrower or any other Person shall affect the right of Administrative Agent to recover under such policy or policies in case of loss or damage.

6.7 COMPLIANCE WITH LAWS.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

6.8 INSPECTION RIGHTS.  At any time during regular business hours and as often as reasonably requested upon reasonable notice, permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect its and its Subsidiaries’ properties and to discuss its affairs, finances and accounts with any of its officers and key employees (which rights shall include, without limitation, the right to perform an annual (or more frequent if an Event of Default shall have occurred and be continuing) field audit and analysis of the Eligible Billed Accounts Receivable (and related accounting practices (including practices regarding revenue recognition), related unbilled receivables and similar related items) performed by Administrative Agent or any independent contractor for the benefit of Administrative Agent and Lenders, herein, a “Field Audit”), and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information and internal management reports made available to their senior management.  Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to any Lender, or its designated representative, is then prohibited by law or any agreement binding on Borrower or any of its Subsidiaries that was not entered into by Borrower or any such Subsidiary for the purpose of concealing information from the Lenders.  Borrower shall, however, furnish to Administrative Agent such information concerning Borrower’s intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) and Assigned Government Contracts as is reasonably necessary to permit Administrative Agent (on behalf of itself and the other Lenders) to perfect a security interest in such intellectual property and Assigned Government Contracts.  Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each fiscal year (or more often if any Event of Default shall have occurred and be continuing) to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

6.9 KEEPING OF RECORDS AND BOOKS OF ACCOUNT.  Keep records and books of account adequate to prepare financial statements in conformity with GAAP, consistently applied, and in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any applicable Subsidiary.

6.10 COMPLIANCE WITH ERISA.  Cause, and cause each of its ERISA Affiliates to:  (a) maintain each Employee Benefits Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) to take all actions to cause each Employee Benefits Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Pension Plan subject to Section 412 of the Code.

6.11 COMPLIANCE WITH AGREEMENTS.  Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the nonperformance of which would not cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12 SUBSIDIARY GUARANTIES AND PLEDGE OF OWNERSHIP INTERESTS AND OTHER COLLATERAL.

(a) Domestic Subsidiaries.  In the event that the aggregate gross revenues or assets of Borrower and Guarantors for any fiscal year ending after the Closing Date when taken together with 65% of the aggregate gross revenues and assets of Borrower’s Foreign Subsidiaries as to which 65% of the ownership interests thereof have been pledged in favor of Administrative Agent for the benefit of Lenders, is less than 95% of the aggregate gross revenues or assets of Borrower and its Subsidiaries on a consolidated basis for such fiscal year, Borrower will, within ninety (90) days after the end of such fiscal year, cause one or more additional Domestic Subsidiaries to execute and deliver to Administrative Agent a joinder to the Multi-Party Guaranty and to the Pledge and Security Agreement along with any such other supporting documentation, certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank), corporate governance and authorization documents as may be deemed reasonably necessary or advisable by Administrative Agent such that the aggregate gross revenues and assets for such fiscal year of Borrower and Guarantors, when taken together with 65% of the aggregate gross revenues and assets of Borrower’s Foreign Subsidiaries as to which 65% of the ownership interests thereof have been pledged in favor of Administrative Agent for the benefit of Lenders, equal to at least 95% of the aggregate gross revenues and assets of Borrower and its Subsidiaries on a consolidated basis for such fiscal year.

In addition, in the event that (x) Borrower creates or acquires a Domestic Subsidiary which is a Material Subsidiary, or (y) any Domestic Subsidiary of Borrower that has not previously executed a joinder to the Multi-Party Guaranty and the Pledge and Security Agreement becomes a guarantor in respect of the obligations of Borrower or any Subsidiary under any Material Indebtedness Agreement, Borrower shall within forty-five (45) days (unless a longer period is agreed to by Administrative Agent) (i) cause such Domestic Subsidiary to execute and deliver to Administrative Agent a joinder to the Multi-Party Guaranty and the Pledge and Security Agreement along with any such other supporting documentation, certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank, and such other Collateral related deliveries, as may be required under the Pledge and Security Agreement), corporate governance and authorization documents as may be deemed necessary or advisable by Administrative Agent, (ii) execute and deliver a supplement to the Pledge and Security Agreement pledging to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the ownership interests in such Domestic Subsidiary, (iii) deliver to Administrative Agent (for the benefit of each Lender in accordance with its Pro Rata Share) the outstanding share certificates (or other evidence of its equity) evidencing such pledged ownership interests, and (iv) execute and deliver any additional Control Agreements that the Administrative Agent shall require with respect to the Collateral.

(b) Foreign Subsidiary Stock Pledge.  In the event Borrower or any Domestic Subsidiary creates or acquires a First-Tier Material Foreign Subsidiary, Borrower shall and shall cause its Domestic Subsidiaries to, within ninety (90) days (unless a longer period is agreed to by Administrative Agent), (i) pledge to Administrative Agent, for the benefit of the Lenders, 65% of the ownership interest owned by a Credit Party pursuant to the Pledge and Security Agreement, (ii) deliver to Agent, for the benefit of the Lenders, the outstanding shares certificates (or other evidence of equity), as applicable, evidencing such pledged ownership interest, and (iii) take such further actions as Administrative Agent reasonably requests to perfect the security interest in such pledged ownership interests; provided, however, that, if Administrative Agent, in its sole discretion after consultation with Borrower, determines that the cost of perfecting, in a foreign jurisdiction, the Administrative Agent’s security interest, for the benefit of the Lenders, in such ownership interests relating to any First-Tier Material Foreign Subsidiary is impractical or cost-prohibitive, then the Administrative Agent may agree to forego the foreign perfection of such security interest.

6.13 FURTHER ASSURANCES.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Requisite Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.26.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and its Material Subsidiaries and all of the outstanding Equity Securities of Borrower and its Material Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries), and shall give Administrative Agent prompt written notice of its acquisition of any asset or assets with a value representing more than five percent (5%) of the combined assets of Borrower and its Subsidiaries as at the Closing Date to the extent that Collateral Agent’s security interest therein to secure the Obligations will not be perfected by the Uniform Commercial Code filings currently in effect at such time.

6.14 USE OF PROCEEDS.  Use the proceeds of Extensions of Credit for lawful corporate purposes including (i) the refinancing of existing indebtedness of Borrower and its Subsidiaries on the Closing Date and (ii) working capital and general corporate purposes, including financing the performance of the work to be performed under each Assigned Government Contract, and Acquisitions, not otherwise in contravention of this Agreement.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.15 LANDLORD WAIVERS.  Concurrently with entering into any Material Lease after the Closing Date, use its reasonable best efforts to obtain a Landlord Waiver with respect to such Material Lease and the property leased thereby.

6.16 ADDITIONAL MATERIAL REAL ESTATE ASSETS.  In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or any real property asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of Administrative Agent, for the benefit of lenders, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a real estate asset owned or leased on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates as Administrative Agent shall reasonably require with respect to each such Material Real Estate Asset to create in favor of Administrative Agent, for the benefit of Lenders, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Borrower shall, at the request of Administrative Agent, deliver, from time to time, to Administrative Agent and Lenders such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which Administrative Agent has been granted a Lien.

6.17 ADDITIONAL COLLATERAL.  As required in Sections 4 and 4.6 of the Pledge and Security Agreement, unless otherwise expressly agreed, with respect to any Collateral hereafter owned or acquired, Borrower will (or will cause the relevant Guarantor to) comply with such requirements within ten (10) days of such Credit Party acquiring rights therein.  Borrower will promptly inform the Administrative Agent of its (or any Guarantor’s) acquisition of any Collateral for which any action is required by Sections 4 and 4.6 of the Pledge and Security Agreement.

With respect to any Assigned Government Contract that comes into existence after the Closing Date, and as required by Section 4.6 of the Pledge and Security Agreement, Borrower shall promptly (but in no event later than the date which is five (5) Business Days after delivery of the notice reporting the execution of such Assigned Government Contract) (i) deliver to Administrative Agent (i) an executed Instrument of Assignment and (ii) an executed Notice of Assignment of Claims.

With respect to any Government Contract that is then not subject to both an executed Instrument of Assignment and an executed Notice of Assignment of Claims, upon the occurrence of an Event of Default, Borrower shall, with respect to each such Government Contract, deliver (or shall cause the applicable Subsidiary to deliver) promptly to Administrative Agent (i) an executed Instrument of Assignment and (ii) an executed Notice of Assignment of Claims, on the terms and conditions set forth therein.

6.18 RATINGS. If requested by the Administrative Agent or any Lender becoming a Lender after the Closing Date, Borrower shall use its commercially reasonable efforts to cooperate with such Lender in obtaining and causing to be maintained a shadow corporate rating by Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc.

6.19 DORMANT SUBSIDIARIES.  Borrower shall not permit any of the Dormant Subsidiaries to have any material continuing operations or conduct any material business and shall use its reasonable best efforts to complete the dissolution process (which may, so long as the same will not have a Material Adverse Effect on the remaining Credit Parties, without limitation, and is otherwise deemed advisable by the Borrower, include using available bankruptcy or similar processes) with respect to each Dormant Subsidiary in a timely manner.

6.20 POST-CLOSING COVENANTS.  Borrower hereby covenants that on or prior to the dates set forth on Schedule 6.20 hereto, Borrower shall, or cause its Subsidiaries to, satisfy the conditions set forth on Schedule 6.20 hereto (the failure to comply with which shall constitute an immediate Event of Default).

6.21 DEPOSIT ACCOUNTS.  Borrower hereby covenants that it will, within two hundred seventy (270) days of the Closing Date, cause substantially all of its (and its Subsidiaries) material Deposit Accounts and Securities Accounts to be transferred to, and thereafter maintained with, a Lender; provided, that the fees, terms, conditions and other agreements pertaining to such Deposit Accounts and Securities Accounts shall be those that are commonly used and offered by such Lender to customers similar to Borrower and shall be competitively priced.  This requirement will not apply to Deposit Accounts or Securities Accounts of any Subsidiary acquired after the Closing Date as part of a Permitted Acquisition.

SECTION 7.   NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, or any portion of the Commitments or any Letter of Credit remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.1 INDEBTEDNESS.  Create, incur, assume or suffer to exist any Indebtedness except for the following (“Permitted Indebtedness”) :

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.1 hereto;

(c) Indebtedness of Borrower and its Subsidiaries under loans and Capital Leases incurred by Borrower or any of its Subsidiaries to finance the acquisition by such Person of real property, improvements, fixtures, equipment or other fixed assets (together with attachments, ascensions, additions, “soft costs” and proceeds thereof); provided that in each case, (i) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, (ii) such Indebtedness does not exceed the purchase price of the property so financed, and (iii) the aggregate of all such Indebtedness at any time outstanding does not exceed $2,500,000;

(d) Indebtedness of Borrower and its Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by subsections (b), (c), (j), (k), (l) and (m) of this Section 7.1; provided that, with respect to any such refinanced, refunded, renewed or extended Indebtedness, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the reasonable premium or other amount paid, and reasonable fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, (ii) the terms and conditions thereof, including those relating to amortization, maturity, collateral and subordination, are not less favorable to the Lenders than the Indebtedness being refinanced, refunded, renewed or extended, (iii) the weighted average life of the principal payments pursuant to such Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension, (iv) such Indebtedness shall not include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being refinanced, refunded, renewed or extended and (v) such Indebtedness shall not be refinanced, refunded, renewed or extended if any Default or Event of Default has occurred and is continuing or would result therefrom;

(e) Indebtedness of Borrower to any of Borrower’s Subsidiaries, Indebtedness of any of Borrower’s Subsidiaries to Borrower or Indebtedness of any of Borrower’s Subsidiaries to any of Borrower’s other Subsidiaries; provided that the aggregate amount of Indebtedness of Borrower or any Guarantor to any Foreign Subsidiary or any Subsidiary which is not a Guarantor, other than the Indebtedness of Foreign Subsidiaries in existence on the Closing Date as set forth on Schedule 7.1(e), does not exceed $500,000 at any time outstanding; and provided further that (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made.

(f) Subordinated Debt as the same shall have been approved by Requisite Lenders; provided that the aggregate amount of such Subordinated Debt at any time outstanding shall not exceed $5,000,000;

(g) [Intentionally omitted];

(h) Subject to the limitations set forth in (f) above, Indebtedness incurred in favor of sellers in connection with Permitted Acquisitions (not including any holdback amounts), to the extent permitted in the definition thereof, and provided that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on terms and subject to documentation reasonably satisfactory to Requisite Lenders;

(i) Indebtedness arising in the ordinary course of business in connection with the corporate credit card programs of Borrower and its Subsidiaries.

(j) Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary of Borrower;

(k) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of Borrower’s or any Subsidiary’s’ business;

(l) Permitted Swap Obligations;

(m) Indebtedness of Borrower or any of its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds arising in the ordinary course of business

(n) Indebtedness with respect to agreements providing for indemnification, adjustment of purchase price, earnest money or similar obligations in connection with Acquisitions or Dispositions otherwise permitted by this Agreement;

(o) Indebtedness with respect to cash deposited by customers to obtain the right to delivery of future goods or services; and

(p) Other unsecured Indebtedness not included in (a) through (o) above and not exceeding, in the aggregate at any one time $2,000,000; provided that all such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations on terms and subject to documentation reasonably satisfactory to Requisite Lenders.

7.2 LIENS.  Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens existing on the date hereof and listed on Schedule 7.1 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.1(b);

(b) Liens pursuant to any Loan Document;

(c) Liens on the property or assets of any Person which becomes a Subsidiary of Borrower after the date of this Agreement or acquired after the date of this Agreement; provided that (i) such Liens exist at the time such Person became a Subsidiary or the assets were acquired, (ii) such Liens were not created in contemplation of the acquisition of such Person or assets and (iii) such Liens do not at any time apply to any other assets or properties of the Borrower;

(d) Rights of vendors or lessors under conditional sale agreements, Capital Leases or other agreements relating to Indebtedness described in Section 7.1(c) or other title retention agreements; provided that in each case, (i) such rights secure or otherwise relate to Permitted Indebtedness, (ii) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (together with accessions, additions, replacements and proceeds thereof), and (iii) such rights do not secure any Indebtedness other than Permitted Indebtedness;

(e) Liens incurred in the ordinary course of business in connection with leases, subleases, licenses and sublicenses granted to Persons not interfering in any material respect with the business of Borrower and its Subsidiaries and any interest or title of a lessee or licensee under any such leases, subleases, licenses or sublicenses;

(f) Liens arising in connection with judgments not constituting an Event of Default pursuant to Section 8.1(i);

(g) [Intentionally omitted];

(h) Liens required in connection with the corporate credit card program of Borrower and its Subsidiaries, provided that any Collateral securing such Liens shall not exceed $400,000 at any time.

(i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(j) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(k) pledges or deposits in connection with worker’s compensation, employee benefit plans, unemployment insurance and other social security legislation;

(l) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including, without limitation, Liens securing all those obligations described in Section 7.1(m)) provided, however, that all such Liens, in the aggregate, do not secure obligations in excess of $2,000,000;

(m) easements, rights-of-way, restrictions, Liens granted by a third-party lessor to any Person and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s and its Subsidiaries’ businesses;

(o) Liens arising in the ordinary course of business solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by Borrower or any Subsidiary to provide collateral to the depository institution;

(p) Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums, in each case arising in the ordinary course of business; and

(q) purported Liens evidenced by the filing of Uniform Commercial Code precautionary financing statements relating to operating leases entered into in the ordinary course of business.

(r) Liens not otherwise permitted hereunder on the property or assets of Borrower and any of its Subsidiaries securing Indebtedness, provided the aggregate Indebtedness secured thereby does not exceed $500,000, and such Liens either (a) do not encumber any Collateral or (b) are subordinated to the Liens securing the Obligations on terms and subject to documentation satisfactory to the Administrative Agent;

provided, however, that in no event shall any Lien (other than Liens granted pursuant to the Security Documents) be permitted to exist on, or in respect of, (i) any depositary or investment account containing any cash or Cash Equivalent of Borrower or any of its Domestic Subsidiaries, except for Liens in favor of the entity (and its affiliates) with which any such depository or investment account is maintained or (ii) any Collateral consisting of Securities pledged pursuant to the Security Documents.

7.3 FUNDAMENTAL CHANGES.  Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except that:

(a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving corporation, (ii) any Guarantor Subsidiary or, if such Subsidiary is not a Guarantor, with any other Subsidiary, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Guarantor Subsidiary or, if such Subsidiary is not a guarantor, a Subsidiary;

(b) any Subsidiary may sell or transfer all or substantially all of its assets (through voluntary liquidation, dissolution or winding up or otherwise), to Borrower or to another Subsidiary that is a Guarantor or, if the selling or transferring Subsidiary is not a Guarantor, to any other Subsidiary;

(c) Borrower may merge into or consolidate with any other Person; provided that (i) Borrower is the surviving corporation, and (ii) prior to and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing;

(d) any Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction is a Disposition otherwise permitted under Section 7.4 (other than Section 7.4(c)) or an Investment otherwise permitted under Section 7.5 (other than Section 7.5(c)) and prior to and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; and

(e) subject to the restrictions set forth in Section 6.19 and the requirements of Section 2.4(b)(i), Dormant Subsidiaries may be liquidated, wound up or dissolved and all or substantially all of their assets sold.

7.4 DISPOSITIONS.  Make any Dispositions, except:

(a) Dispositions of assets (i) that do not constitute Asset Sales or (ii) made to Borrower or any Guarantor Subsidiary;

(b) Dispositions consisting of subleases of leased real property no longer necessary to the operation of the applicable Credit Party’s business;

(c) Dispositions permitted by Section 7.3;

(d) Dispositions of the property described on Schedule 7.4;

(e) Dispositions which constitute the making or liquidating of Permitted Investments; and

(f) Dispositions which constitute the incurrence (but not the enforcement) of Permitted Liens;

(g) Dispositions of surplus equipment or damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(h) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made since the Closing Date, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than eighty percent (80%) thereof shall be paid in cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.4(b)(i).

7.5 INVESTMENTS.  Make any Investments, except for the following (“Permitted Investments”):

(a) Investments existing on the Closing Date and set forth on Schedule 7.5;

(b) Investments in cash and Cash Equivalents, and which conform to the investment policies adopted by the Board of Directors of Borrower from time to time;

(c) Investments permitted by Section 7.1 or Section 7.3;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(e) Investments constituting Acquisitions; provided that each such Acquisition (each, a “Permitted Acquisition”) meets the following criteria: (i) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity, (ii) in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity; (iii) the business to be acquired shall be (x) in same business or lines of business in which Borrower and its Subsidiaries are engaged as of the Closing Date and (y) shall have had positive Consolidated EBITDA for the four (4) quarter period most recently ended prior to the date of such acquisition, (iv) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition or shall result therefrom, (v) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws, (vi) Borrower shall have provided to Administrative Agent and each of the Lenders, at least ten (10) Business Days prior to such Acquisition, a certificate of a Responsible Officer of Borrower showing pro forma compliance with Section 7.12 hereof, both before and after the proposed Acquisition, together with all relevant financial information with respect to such Acquisition, including the aggregate consideration for such Acquisition and any other information required to demonstrate compliance with Section 7.12, (vii) such Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom the business is acquired and is otherwise not considered to be a “hostile” Acquisition, (viii) the Threshold Conditions shall be satisfied at the time of the proposed Acquisition and also on a pro forma basis, (ix) (A) the aggregate consideration in respect of all Acquisitions occurring after the Closing Date, whether consisting of Cash Acquisition Consideration or Equity Securities, shall not exceed $125,000,000 during the term of this Agreement (B) the aggregate Cash Acquisition Consideration in respect of all Acquisitions occurring after the Closing Date shall not exceed $25,000,000 during the term of this Agreement, in each case unless otherwise approved by the Requisite Lenders; provided further, that the amount set forth in clause (ix)(B) of this Section 7.5(e) may be increased by Net Cash Equity Proceeds (not to exceed $50,000,000 in the aggregate during the term of this Agreement) received by the Borrower after the Closing Date, so long as any such Net Cash Equity Proceeds are actually used to fund a Permitted Acquisition within ninety (90) days of such receipt by Borrower; and provided, further, that the amount of consideration paid in respect of any Acquisition, regardless of the form of that consideration, shall be deemed to be the total purchase price of such Acquisition (including all fees and expenses paid in connection therewith), regardless of how any portion of such purchase price may be treated for purposes of calculating Consolidated EBITDA hereunder or for any other purpose.

(f) Investments of Borrower and its Subsidiaries in Permitted Swap Obligations;

(g) Advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(h) Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower; provided, however, that in the case of any such Investments that are equity Investments, the Equity Securities represented thereby shall be pledged to the Administrative Agent pursuant to the Pledge and Security Agreement; and provided further, that the aggregate amount of Investments by Borrower and Guarantors in Foreign Subsidiaries and non-Guarantor Subsidiaries (which are not otherwise permitted under this Section 7.5), other than Investments in respect of any Indebtedness of Foreign Subsidiaries in existence on the date hereof as set forth on Schedule 7.1(e) that has been converted into Equity Interests in such Subsidiary after the date hereof, does not exceed $500,000 at any time outstanding;

(i) Extensions of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(j) Guaranty Obligations permitted by Section 7.1;

(k) Investments received by Borrower or any of its Subsidiaries as distributions on claims in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(l) Investments of any Subsidiary existing at the time it becomes a Subsidiary of Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of Borrower; and

(m) Investments consisting of loans to employees, officers and directors, the proceeds of which shall be used to purchase Equity Securities of Borrower or its Subsidiaries; and

(n) Other Investments not exceeding $2,500,000 in the aggregate at any time outstanding.

7.6 RESTRICTED PAYMENTS.  Make any Restricted Payments, except as follows:

(a) Borrower or any Subsidiary, as applicable, may pay dividends or other distributions (i) on account of any shares of any class of capital stock of Borrower now or hereafter outstanding solely in shares of that class of stock to holders of that class or (ii) payable by a Subsidiary to Borrower or to a Guarantor Subsidiary;

(b) Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan;

(c) Borrower may make Restricted Payments or purchase its own Equity Securities in connection with or pursuant to any of its Employee Benefits Plans or in connection with the death, retirement or termination of its employees, officers or directors, or in connection with its contribution matches to its employee 401(k) plans or its ESPP’s;

(d) Borrower may repurchase fractional shares of capital stock arising out of stock dividends, splits or combinations, business combinations or conversion of convertible securities; and

(e) So long as (i) no Default or Event of Default has occurred and is continuing and (ii) Borrower is in pro forma compliance with Section 7.12 hereof (both before and after the proposed purchase as evidenced by a certificate of a Responsible Officer of Borrower and such other information as Administrative Agent shall request), Borrower may purchase its own Equity Securities in an amount not to exceed $5,000,000 in the aggregate over the life of this Agreement;  provided, however, that the aggregate amount of such Equity Securities purchases permitted hereby shall increase to a total of $10,000,000 if the Borrower (y) has maintained a Total Leverage Ratio of less than 1.50 to 1.00 for a period of two (2) consecutive fiscal quarters commencing with the fiscal quarter ending June 30, 2010 and (z) will have (after giving effect to such proposed purchase) on a pro forma basis, a Total Leverage Ratio of less than 1.50 to 1.00.

Notwithstanding the foregoing, in no event will Borrower or any Subsidiary be permitted to make any restricted Payments with respect to any obligations related to any provisions for deferred or contingent purchase price payments (including, without limitation, any “earn out” provisions) if, the Threshold Conditions would not be satisfied (i) at the time of such proposed Restricted Payment (and after giving effect thereto) and (ii) on a pro forma basis thereafter.

7.7 ERISA.  At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Employee Benefits Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above could reasonably be expected to have a Material Adverse Effect.

7.8 CHANGE IN NATURE OF BUSINESS.  Engage, either directly or indirectly through Affiliates or Acquisitions in any line of business other than the business of designing, engineering, installing and testing C5ISR (command/control, communications, computing, combat, intelligence, surveillance and reconnaissance) systems, providing engineering design support and systems integration services for weapons systems and associated support systems, operating and maintaining technical services for military target ranges and weapons system ranges, providing technical support solutions for federal, state, local and municipal government agencies, and providing a variety of communication products and surveillance products for federal government agencies, any other business incidental or reasonably related thereto, or any businesses that are, as determined by the Board of Directors of Borrower in its good faith reasonable judgment, appropriate extensions thereof.

7.9 TRANSACTIONS WITH AFFILIATES.  Enter into any transaction of any kind with any Affiliate (other than transactions among Credit Parties) of Borrower other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder and except as follows:

(a) reasonable and customary fees in Borrower’s industry paid to members of the board of directors (or similar governing body) of Borrower; and

(b) reasonable and customary compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business; provided that such transactions could not reasonably be expected to have a Material Adverse Effect on Borrower or any Subsidiary.

7.10 USE OF PROCEEDS.  Use the proceeds of the Loans for any purpose other than (i) the refinancing of existing indebtedness of Borrower and its Subsidiaries on the Closing Date and (ii) working capital and general corporate purposes (including, without limitation, performing work under each Assigned Government Contract) of Borrower and its Subsidiaries, including Acquisitions, not otherwise in contravention of this Agreement.

7.11 CERTAIN INDEBTEDNESS PAYMENTS, ETC.  (a) Pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any portion of any Subordinated Debt, or (b) amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (i) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased (except as a consequence of the deferral of cash interest payments by adding such payments to the principal amount thereof) as a consequence of such amendment, modification or change, (ii) increase the interest rate applicable thereto, or (iii) accelerate the scheduled payment thereof.

7.12 FINANCIAL COVENANTS.

(a) Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on a rolling four (4) quarter basis for the trailing four (4) fiscal quarters) to be greater than the correlative ratio indicated in the table set forth below:

Fiscal Quarter Ending	Total Leverage Ratio

March 31, 2010	2.75:1.00
June 30, 2010	2.75:1.00
September 30, 2010	2.75:1.00
December 31, 2010	2.75:1.00
March 31, 2011 and thereafter	2.50:1.00

(b) Minimum Asset Coverage Ratio.  Permit the Asset Coverage Ratio determined as of the last day of any fiscal month (but giving effect to the provisions relating to permitted unbilled accounts set forth in the definition of “Eligible Billed Accounts Receivable”) of Borrower to be less than 1.25 to 1.00.

(c) Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter of Borrower (measured on the Measurement Period set forth below), to be less than the correlative ratio indicated in the table set forth below:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio	Measurement Period

June 30, 2010	1.10:1.00	Rolling two (2) quarter basis for the trailing two (2) fiscal quarters
September 30, 2010	1.10:1.00	Rolling three (3) quarter basis for the trailing three (3) fiscal quarters
December 31, 2010	1.10:1.00	Rolling four (4) quarter basis for the trailing four (4) fiscal quarters
March 31, 2011 and thereafter	1.25:1.00	Rolling four (4) quarter basis for the trailing four (4) fiscal quarters

(d) Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred, for purposes of determining compliance with each of the financial covenants set forth in Sections 7.12(a), (b) and (c), if during such period the Borrower or any Subsidiary shall have made any Permitted Acquisition or Asset Sale, Consolidated EBITDA and the components of Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect to such Permitted Acquisition or Asset Sale and any Indebtedness incurred or repaid in connection therewith as if such Permitted Acquisition, Asset Sale or Indebtedness had occurred or been incurred or repaid, as applicable, on the first day of such period; provided that, with respect to Permitted Acquisitions, the pro forma effect and add-backs may be derived from the financial statements delivered in connection with the Permitted Acquisition pursuant to Section 7.5(e)(vi), as approved by the Administrative Agent (which approval shall not be unreasonably withheld).

7.13 ACCOUNTING CHANGES.  Change (a) its fiscal year (currently ending on the last Sunday of the year but expected to end, during the term of this Agreement, on December 26, 2010, on December 25, 2011 and on December 30, 2012);  provided, however, that Borrower is hereby permitted to change the ending date of its fiscal year to end on or about December 31 but in any event within seven (7) days of December 31; provided, further, that with respect to calculations for determining (i) Consolidated EBITDA, (ii) any prepayments required by Section 2.4(b) and (iii) compliance with the financial covenants contained in Section 7.12, the amortization, interest and other payments due on December 31 of any year shall be deemed to be paid at the end of such fiscal year ending immediately prior to such December 31), or (b) its accounting practices except as required by GAAP.

7.14 GUARANTY UNDER MATERIAL INDEBTEDNESS AGREEMENT.  Permit any Domestic Subsidiary of Borrower to be or become liable as an obligor under any Material Indebtedness Agreement unless such Subsidiary shall also be a Guarantor under this Agreement prior to or concurrently therewith.  Permit any Foreign Subsidiary of Borrower to be or become liable as an obligor under any Material Indebtedness Agreement unless 65% of the ownership interests thereof have been pledged in favor of Administrative Agent for the benefit of Lenders.

7.15 AMENDMENTS TO ORGANIZATION AGREEMENTS, AND MATERIAL CONTRACTS.  (a) Amend or permit any amendments to any Credit Party’s Organization Documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract requiring Annual Payments to be made or providing for Annual Payments to be received, in each case in excess of $5,000,000 if such amendment, termination, or waiver would (i) decrease the revenue to be received by any Credit Party during any fiscal year under such Material Contract by more than 25% or (ii) increase the cost to be paid by any Credit Party during any fiscal year under such Material Contract by more than 25%.

7.16 NO FURTHER NEGATIVE PLEDGES.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereby or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 7.4, and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, contracts with Governmental Authorities and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) permit any Credit Party to enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

7.17 RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Securities owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 7.1(c) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, contracts with Governmental Authorities, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) create customary restrictions  on the Disposition of assets contained in agreements relating to the sale of assets pending such sale, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder.  No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Subsidiary of Borrower from becoming a Credit Party.

7.18 SALES AND LEASE BACKS.  Directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

7.19 DEPOSIT ACCOUNTS.  Except for any cash collateral account permitted under Section 6.1(i) and 6.2(h) and necessary to support the credit card program of Borrower and its Subsidiaries, establish or maintain a Deposit Account or Securities Account (as each such term is defined in the Pledge and Security Agreement) that is not subject to a Control Agreement (as defined in the Pledge and Security Agreement) and no Credit Party will deposit Collateral (including the proceeds thereof) or the proceeds of Loans in a Deposit Account or Securities Account that is not subject to a Control Agreement, except as may be permitted under the Pledge and Security Agreement.

7.20 ISSUANCE OF DISQUALIFIED CAPITAL STOCK.  Issue or sell any Disqualified Capital Stock.

SECTION 8.   EVENTS OF DEFAULT AND REMEDIES

8.1 EVENTS OF DEFAULT.  Any one or more of the following events shall constitute an Event of Default:

(a) Borrower fails to pay (i) when due the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; or (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or

(b) Borrower fails to pay interest on any Outstanding Obligation, the Commitment Fee or any other fees due hereunder within three (3) Business Days after the date when due; or

(c) Any default occurs in the observance or performance of any agreement contained in Section 6.4 or Section 7; or

(d) Any default occurs in the observance or performance of any agreement contained in Section 6.1 and such default continues for three (3) days; or

(e) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(f) Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any in any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(g) Any Credit Party (x) defaults on any payment when due, which remains uncured beyond any applicable cure period, of principal or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of $3,500,000, or (y) defaults in the observance or performance of any other agreement or covenant relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any Indebtedness in excess of $3,500,000 to become payable or cash collateral in respect thereof to be demanded on account of such default or other event; or (ii) the occurrence under any Swap Contract of an “Early Termination Date” (or such similar term as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the “Defaulting Party” (or such similar term as defined in such Swap Contract) or (y) any termination event under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an affected party (as so defined) (other than termination events resulting solely from changes in the value of Borrower’s stock price or other rates, prices or indices underlying any such Swap Contract), and as to which, in either event, the “Swap Termination Value” (or such similar term as defined in such Swap Contract) owed by Borrower or such Subsidiary as a result thereof is greater than $3,500,000; or

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of Administrative Agent to take any action within its control; or any Credit Party contests the validity or enforceability of any Loan Document or denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or

(i) A final judgment (to the extent not covered by insurance (less any deductible) from a solvent insurer who has accepted tender of defense and is defending such action) against Borrower or any Subsidiary is entered for the payment of money in excess of $3,500,000 and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry, or any non-monetary final judgment is entered against Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect and such judgment remains unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry.

(j) (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(k) (i) Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(j); or

(l) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $3,500,000; (iii) Borrower or any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,500,000; or (iv) the events listed in clauses (i), (ii) and (iii) in the aggregate have resulted or could reasonably be expected to result in liability of Borrower or its Material Subsidiaries in excess of $3,500,000; or

(m) There occurs any Change of Control; or

(n) There occurs a change in the assets, liabilities, financial condition, operations, affairs or prospects of Borrower and its Subsidiaries, taken as a whole, which in the reasonable determination of Requisite Lenders has had or could reasonably be expected to have a Material Adverse Effect.

8.2 REMEDIES UPON EVENT OF DEFAULT.  Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.1(j) or (k):

(i) Requisite Lenders may request Administrative Agent to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and/or

(ii) Each Issuing Lender, with the approval of Administrative Agent on behalf of Requisite Lenders, may demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letter of Credit Usage to be held in a blocked Letter of Credit cash collateral account held with KeyBank.

(b) Upon the occurrence of any Event of Default described in Section 8.1(j) or (k):

(i) the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(iii) an amount equal to the aggregate amount of all outstanding Letter of Credit Usage shall be immediately due and payable to each corresponding Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a blocked Letter of Credit cash collateral account held with KeyBank.

(c) Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, may require the Borrower and any Subsidiary to promptly execute and deliver to Administrative Agent an Instrument of Assignment and Notice of Assignment of Claims for any Government Contract that is not already the subject of an Instrument of Assignment and Notice of Assignment of Claims all as more fully set forth in Section 6.17.

(d) Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower (including, without limitation, Administrative Agent may file any signed Notices of Assignment of Claims previously delivered to Administrative Agent, including those required to be delivered by Section 6.17 and 8.2(c) above, relating to Assigned Government Contracts with the appropriate governmental authorities at Administrative Agent’s discretion) and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

(e) Except as permitted by Section 10.5, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of Requisite Lenders in their sole and absolute discretion.

(f) The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by Requisite Lenders in their sole and absolute discretion.  Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case (other than with respect to  any applicable fees that are not shared ratably, which amounts shall be paid as otherwise directed herein) paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders.  Each Credit Party acknowledges the relative rights, priorities and agreements, as set forth in this Agreement, including as set forth in this Section 8.2(e).  No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

SECTION 9.   ADMINISTRATIVE AGENT

9.1 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

(a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Lender shall act on behalf of Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 included such Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to each such Issuing Lender.

9.2 DELEGATION OF DUTIES.  Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3 LIABILITY OF ADMINISTRATIVE AGENT.  No Administrative Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

9.4 RELIANCE BY ADMINISTRATIVE AGENT.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent.  Administrative Agent shall be fully justified in failing or refusing to take any action under any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Requisite Lenders or all Lenders (other than any Defaulting Lender), if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.  Where this Agreement expressly permits or prohibits an action unless Requisite Lenders otherwise determine, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

9.5 NOTICE OF DEFAULT.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Administrative Agent will notify Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

9.6 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT.  Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession.  Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any Administrative Agent-Related Person.

9.7 INDEMNIFICATION OF ADMINISTRATIVE AGENT.  Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

9.8 ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY.  KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though KeyBank were not Administrative Agent or an Issuing Lender hereunder and without notice to or consent of Lenders.  Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, KeyBank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or an Issuing Lender.

9.9 SUCCESSOR ADMINISTRATIVE AGENT.  Administrative Agent may, and at the request of Requisite Lenders (which, for purposes hereof, so long as KeyBank National Association holds at least 20% of the Combined Commitments as of the Closing Date, must include KeyBank National Association) shall, resign as Administrative Agent upon thirty (30) days’ notice to Lenders.  If Administrative Agent resigns under this Agreement, Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower.  If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower and upon approval of Borrower (other than at any time as there exists a Default or an Event of Default) which will not be unreasonably withheld, a successor administrative agent from among Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.3 and 10.14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent (whether due to absence of Borrower approval or otherwise) by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Requisite Lenders appoint a successor agent as provided for above.  Notwithstanding the foregoing, however, KeyBank may not be removed as Administrative Agent at the request of Requisite Lenders unless KeyBank shall also simultaneously be replaced as an “Issuing Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to KeyBank.  Any Administrative Agent hereunder must hold a Commitment in an amount not less than the $5,000,000.

9.10 DESIGNATION OF ARRANGER; NO AFFILIATE LIABILITY.  The parties hereto hereby designate (a) KeyBanc Capital Markets, an Affiliate of KeyBank and (b) Banc of America Securities, LLC, an Affiliate of Bank of America, N.A., each as a “Co-Lead Arranger” and “Co- Book Runner” under this Agreement.  None of Lenders (or Affiliates of Lenders) identified from time to time herein by the titles “Lead Arranger,” “Book Runner,” or similar titles shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity.  Without limiting the foregoing, none of Lenders (or Affiliates of Lenders) so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders (or Affiliates of Lenders) so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10.   MISCELLANEOUS

10.1 AMENDMENTS; CONSENTS.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower therefrom shall be effective unless in writing signed by Requisite Lenders and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders (other than any Defaulting Lender except as set forth in the proviso of Section 2.13(b)) that would be affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To reduce the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless such modification is consented to by each Lender entitled to receive such fee) or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any Commitment Fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any Commitment Fee, to extend the term of, or increase the amount of, any Lender’s Commitment (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment of any Lender) or modify the Pro Rata Share of any Lender;

(c) To release collateral in which Lenders have a security interest to secure the performance of Borrower’s obligations under the Loan Documents constituting more than $2,500,000 in value;

(d) To release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(e) To amend the definition of “Requisite Lenders” or “Pro Rata Share” or the provisions of Section 4, Section 9, this Section 10.1 or Section 10.6;

(f) To consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document; and

(g) To amend any provision of this Agreement that expressly requires the consent or approval of all Lenders;

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Issuing Lender in addition to Requisite Lenders or all Lenders (other than any Defaulting Lender), as the case may be, affect the rights or duties of each such Issuing Lender, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Requisite Lenders or all Lenders (other than any Defaulting Lender), as the case may be, affect the rights or duties of Administrative Agent, and (iii) the Mandate Letter and the Fee Letter (or any similar letters that may be entered into from time to time) may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

10.2 TRANSMISSION AND EFFECTIVENESS OF COMMUNICATIONS AND SIGNATURES.

(a) Modes of Delivery.  Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 10.2, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:
Courier	Scheduled delivery date
Facsimile	When transmission in legible form complete
Mail	Fourth Business Day after deposit in U.S. mail first class postage pre-paid
Personal delivery	When received
E-mail	When received
Telephone	When conversation completed

provided, however, that communications delivered to Administrative Agent pursuant to Section 2 must be in writing and shall not be effective until actually received by Administrative Agent.

(b) Reliance by Administrative Agent and Lenders.  Administrative Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of Borrower even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein.  Borrower shall indemnify Administrative Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Documents and Signatures.  Documents and agreements delivered from time to time in connection with the Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on all Borrower and its Subsidiaries and Administrative Agent and Lenders.  Administrative Agent may also request that any such documents and signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile documents or signatures.

10.3 ATTORNEY COSTS, EXPENSES AND TAXES.  Borrower agrees (a) to pay or reimburse Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents (including the expenses in connection with the obtainment and maintenance by any Lender of a shadow corporate rating as described in Section 6.18), and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to any Loan Documents, and any other documents prepared in connection herewith or therewith, including all reasonable Attorney Costs, (b) , upon demand therefor, (i) with respect to any Field Audit or other business analysis performed by Administrative Agent or any independent contractor for the benefit of Agent with respect to Eligible Billed Accounts Receivable, a reasonable daily audit fee for each Person employed by Administrative Agent to perform such audit or analysis, plus all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket costs and expenses related to travel) incurred by Administrative Agent in the performance of such Field Audit or analysis, and (ii) with respect to any Field Audit or other business analysis performed by an independent contractor for the benefit of Agent with respect to Eligible Billed Accounts Receivable, the customary amount such independent contractor charges Administrative Agent to perform such audit or analysis, plus all reasonable out-of-pocket costs or expenses (including reasonable out-of-pocket costs and expenses related to travel) incurred by Administrative Agent or such independent contractor in the performance of such audit or analysis.  Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, Borrower shall only be required to pay the foregoing fees, costs and expenses with respect to no more than one (1) of such Field Audits per calendar year (excluding from this limitation the Field Audit to be performed within thirty (30) days of the Closing Date), and (c) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization), collection and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs.  The foregoing costs and expenses shall include all reasonable search, filing, and appraisal charges and fees and recording, filing, transfer, court, documentary, stamp or similar taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent or any Lender and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender.  Any amount payable by Borrower under this Section shall bear interest from the tenth (10th) Business Day following the date of demand for payment at the Default Rate, unless waived by Administrative Agent.  The agreements in this Section shall survive repayment of all Obligations.

10.4 SUCCESSORS AND ASSIGNS.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.4, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.4 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions.

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in paragraph (b)(i)(A) of this Section 10.4, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Loan/Revolving Loan Commitment, or $1,000,000, in the case of any assignment in respect of a Term Loan, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Loan tranches (i.e., either Revolving Loans/Revolving Loan Commitments or Term Loans) on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.4 and, in addition:

(1) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Revolving Loan/Revolving Loan Commitment if such assignment is to a Person that is not a Revolving Lender with a Revolving Loan Commitment, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (ii) a Term Loan to a Person who is not an Eligible Assignee; and

(2) the consent of the relevant Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders.  No such assignment shall be made to a Defaulting Lender or an Affiliate of a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections III, 10.3, 10.14 and 10.15 of this Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender or an Affiliate of any Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and each Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) reduces the rate of interest owing to such Participant, any fee or any other monetary amount owing to such Participant, or (C) reduces the amount of any installment of principal owing to such Participant all as described in Sections 10.1(a) and 10.1(b).  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section III to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender, provided such Participant agrees to be subject to Section 10.6 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section III than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section III unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.22 as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.5 SET-OFF.  In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of any Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of Borrower and its Subsidiaries which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured.  Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.6 SHARING OF PAYMENTS.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower or otherwise, receives payment on account of the Outstanding Obligations held by it that is ratably more than any other Lender receives in payment on account of the Outstanding Obligations held by such other Lender, then, subject to applicable Laws:  (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from such other Lender a participation in the Outstanding Obligations held by the other Lender and shall pay to such other Lender a purchase price in an amount so that the share of the Outstanding Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Outstanding Obligations ratably in accordance with each Lender’s share of the Outstanding Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.  Each Lender that purchases a participation in the Outstanding Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Outstanding Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Outstanding Obligations purchased.  Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

10.7 NO SETOFF.  As to any and all funds, securities or other assets of Borrower which are now or hereafter held by Administrative Agent or any Lender as collateral pursuant to this Agreement or any other Loan Document for any of the Obligations (collectively the “Collateral Assets”), Administrative Agent and Lenders agree that they shall not exercise any right of setoff or recoupment against nor shall they assert any security interest in the Collateral Assets in connection with any other obligation owed to Administrative Agent or any Lender which is unrelated to this Agreement or the Loan Documents, except for:  (i) recovery for any items deposited with Administrative Agent or any Lender and returned unpaid or as to which claims have been asserted as to breach of transfer or presentment warranties, (ii) overdrafts on any account which generated the funds which constitute part of the Collateral Assets, (iii) automated clearing house entries, and (iv) Administrative Agent or any Lender’s usual and customary fees for services rendered in connection with the assets or bank accounts which constitute the Collateral Assets.

10.8 NO WAIVER; CUMULATIVE REMEDIES.  No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Without limiting the generality of the foregoing, the terms and conditions of Section 4 may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Administrative Agent’s or Lender’s rights to assert them in whole or in part in respect of any other Extension of Credit.

(a) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.  Any decision by Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent’s or Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(b) The terms and conditions of Section 9 are for the sole benefit of Administrative Agent and Lenders.

10.9 USURY.  Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower.  In determining whether the interest or a fee contracted for, charged, or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.10 COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 INTEGRATION.  This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12 NATURE OF LENDERS’ OBLIGATIONS.  Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower.  Each Lender’s obligation to make any Extension of Credit pursuant hereto is several and not joint or joint and several; provided that, in the case of the initial Extension of Credit only, each Lender’s obligation is conditioned upon the performance by all other Lenders of their obligations to make the initial Extension of Credit.  Except as set forth in Section 2.13, a default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

10.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitments are terminated and all Letters of Credit have been terminated or have expired and (b) when no Obligations remain outstanding under any Loan Document.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

10.14 INDEMNITY BY BORROWER.

(a) Borrower agrees to indemnify, defend (subject to Indemnitees’ selection of counsel), save and hold harmless each Administrative Agent-Related Person and each Lender and each of their respective Affiliates, directors, officers, agents, attorneys and employees (each, an “Indemnitee”) from and against:  (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any its officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents (including, without limitation, amounts due under Section 10.3 hereof), any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, property that is the subject of any Material Lease or any other collateral given to secure the obligations of Borrower under this Agreement, or the relationship of Borrower, Administrative Agent and Lenders under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) all liabilities, claims, actions, loss, damages, including, without limitation, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Indemnitees’ counsel) directly or indirectly arising out of or resulting from any Hazardous Substance being present at any time in or around any part of Borrower’s or any Subsidiary’s properties (leasehold or fee), or in the soil, groundwater or soil vapor on or under Borrower’s or any Subsidiary’s properties (leasehold or fee), including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources; (e) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own comparative, contributory or sole negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order or for any loss asserted against it by another Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.14 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Administrative Agent-Related Person and each Lender and each of their respective Affiliates, directors, officers, agents, attorneys and employees, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.15 NONLIABILITY OF LENDER.  Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

(c) The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither Administrative Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) Neither Administrative Agent nor Lenders shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

10.16 NO THIRD PARTIES BENEFITED.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Extensions of Credit, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent and Lenders’ successors and assigns.  Except as provided in Sections 10.14 and 10.22, no other Person shall have any rights of any nature hereunder or by reason hereof.

10.17 SEVERABILITY.  Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.18 CONFIDENTIALITY.  Administrative Agent and each Lender shall use any confidential non-public information concerning Borrower and its Subsidiaries that is furnished to Administrative Agent or such Lender by or on behalf of Borrower and its Subsidiaries in connection with the Loan Documents that has been identified in writing as confidential at the time so furnished (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence in accordance with such Person’s customary procedures for handling confidential of the same nature.  Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information to:  (a) their Affiliates, or any of their or their Affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations or indirect contractual counterparties (or the professional advisors thereto) in connection with Swap Contracts, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Administrative Agent or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of its Representatives; (e) pursuant to any subpoena or any similar legal or regulatory process so long as Borrower is, or has been, to the extent possible, given notice of such legal or regulatory process and the opportunity to seek a protective order; (f) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender; and (g) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information.  For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Administrative Agent’s or such Lender’s possession prior to its being provided by or on behalf of Borrower and its Subsidiaries, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.  Administrative Agent and each Lender acknowledges that (i) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material, non-public information and (iii) it will handle material non-public information concerning the Borrower or a Subsidiary in accordance with all Laws, including federal and state securities Laws applicable to Administrative Agent or such Lender, as applicable, provided that neither Administrative Agent nor any Lender shall in any way be responsible for compliance with such Laws by Borrower or any of its Subsidiaries and provided, further, that nothing in this sentence shall limit the right of Administrative Agent or any Lender to disclose Confidential Information as otherwise permitted in this Section 10.18.

10.19 FURTHER ASSURANCES.  Borrower and its Subsidiaries shall, at their expense and without expense to Administrative Agent or Lenders, do, execute and deliver such further acts and documents as any Lender or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lenders of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

10.20 HEADINGS.  Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.21 TIME OF THE ESSENCE.  Time is of the essence of the Loan Documents.

10.22 FOREIGN LENDERS.  Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the IRS or such other evidence satisfactory to Borrower and Administrative Agent that no withholding under the United States federal income tax laws is required with respect to such Person.  Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement, and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.  If such Persons fail to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code.  If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Administrative Agent.  The obligation of Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

10.23 REMOVAL AND REPLACEMENT OF LENDERS.  Under any circumstances set forth in this Agreement providing that Borrower shall have the right to remove and replace a Lender as a party to this Agreement, Borrower may, upon notice to such Lender and Administrative Agent, remove such Lender by causing such Lender to assign its Commitment to one or more other Lenders or Eligible Assignees acceptable to Borrower, Administrative Agent and each Issuing Lender; provided, however, that during the existence of any Event of Default, Borrower may not remove or replace a Lender pursuant to this Section 10.23.  Any removed or replaced Lender shall be entitled, subject to the terms and provisions of Section 2.13, to (x) payment in full of all principal, interest, fees and other amounts owing to such Lender or such Lender’s affiliated Indemnitees under any Loan Document through the date of termination or assignment (including any amounts payable pursuant to Section 3.5 and any applicable prepayment compensation under Section 2.4), (y) appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interest in any Letters of Credit, and (z) a release of such Lender from its obligations under the Loan Documents.  Any Lender being replaced shall execute and deliver an Assignment and Assumption covering such Lender’s Commitment, and shall otherwise comply with Section 10.4 (and Borrower shall be responsible for payment of any processing and recordation fee payable under Section 10.4(b)(iv)).  Administrative Agent shall distribute an amended Schedule 2.1, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.

10.24 GOVERNING LAW.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.25 WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.26 PATRIOT ACT NOTIFICATION.  Each Lender subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower (and each Subsidiary) that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower (and, to the extent requested, each Subsidiary), which information includes the name and address of Borrower (and, to the extent requested, each Subsidiary) and other information that will allow such Lender or Administrative Agent to identify Borrower (and, to the extent requested, each Subsidiary) in accordance with the USA Patriot Act.

10.27 ENTIRE AGREEMENT.  This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date fast above written.

Kratos Defense & Security Solutions, Inc., a Delaware corporation, as Borrower	KeyBank National Association, as Administrative Agent and Lender

By:	/s/ Deanna H. Lund	By:	/s/ Raed Y. Alfayoumi
Name:	Deanna H. Lund	Name:	Raed Y. Alfayoumi
Title:	Executive Vice President and Chief Financial Officer	Title:	Vice President

Bank of America, N.A., as Syndication Agent and Lender

By:	/s/ Barbara P. Levy
Name:	Barbaba P. Levy
Title:	Sr. Vice President

Signature Page to Credit Agreement

CH2\7993389.13

Exhibit 10.2
 KeyBank National Association
127 Public Square
Cleveland, Ohio 44114

PAYOFF LETTER

March 3, 2010

Kratos Defense & Securities Solutions, Inc.
4810 Eastgate Mall
San Diego, California  92121

Each of the Lenders under that certain
Credit Agreement dated as of March 3, 2010
2010 among the below defined Borrower,
KeyBank National Association, as Administrative
Agent and the Lenders Party Thereto

Re:
Payment of Obligations Under First Lien Credit Agreement dated as of December 31, 2007, among Kratos Defense & Securities Solutions, Inc. (“Borrower”), the lenders party thereto (“Lenders”) and KeyBank National Association, as Administrative Agent (“Agent”)

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit Agreement dated as of December 31, 2007, by and among Borrower, Lenders, Agent and KeyBank Capital Markets, as Lead Arranger and Book Runner (as amended or supplemented prior to the date hereof, the “Credit Agreement”).  Each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement.

Borrower has notified Agent and Lenders that, pursuant to the Credit Agreement, Borrower intends to terminate the Commitments under the Credit Agreement and repay all outstanding indebtedness and other obligations owing from Borrower and Guarantors to the Agent and the Lenders under the Credit Agreement (the “Obligations”) on March 3, 2010 (the “Termination Date”).

The sum of the aggregate outstanding principal balance, accrued interest, commitment fees, and any other fees and expenses due to Agent and Lenders and all other payment obligations (excluding legal fees and expenses that may be incurred on or after the date of this Payoff Letter) under the Credit Agreement, as of the Termination Date, will be $45,380,507.16 (the “Payoff Amount”).  A detailed breakdown of the Payoff Amount is set forth in Exhibit A hereto.

Upon receipt by Agent of the Payoff Amount (in immediately available funds) by wire transfer as follows:

 KeyBank National Association
Cleveland, OH
ABA No. 041001039
Account:  114022 8209035
Account Name:  KNB Services
Reference:  Kratos Defense & Security Solutions, Inc.
Attention:  Kathy Gosnell, Service officer

(a) the Commitments under the Credit Agreement shall terminate, (b) none of the Agent or the Lenders shall have any further obligations to Borrower to make advances under the Credit Agreement or other Loan Documents, and (c) Borrower (and Guarantors) will no longer be indebted to Agent and Lenders pursuant to the Credit Agreement, and the Loan Documents shall terminate (and the Agent shall terminate and release all liens and security interests granted to Agent, for the benefit of the Lenders, to secure the Obligations) and the Borrower and its designees shall be authorized to file termination statements and other instruments and documents evidencing the termination and release of such liens or security interests; provided that Borrower and Guarantors shall remain liable for any and all obligations that by their terms survive termination of the Loan Documents.

For each day after the Termination Date, to the extent no additional borrowings are made by Borrower pursuant to the Credit Agreement and assuming that there has been no change in the Base Rate, additional interest and fees shall accrue and be payable by Borrower to Agent in an amount equal to $11,993.30 or such other amount as Agent shall advise if the Base Rate or Offshore Rate has changed (the “Per Diem Amount”) until the Loans are paid in full.  The Payoff Amount must be received, in immediately available funds, by 4:00 P.M. (Eastern time) on the Termination Date (or any subsequent date thereafter) in order for Borrower to avoid having to pay the Per Diem Amount for such date.

In consideration of the payment in full of the Obligations, Agent, on behalf of Lenders, hereby agrees to, upon Agent’s receipt of the Payoff Amount, cause any stock certificates and other instruments which represent collateral released hereunder to be delivered to Borrower or its designee, file termination statements with respect to the security interests and liens which Borrower and Guarantors have granted to Agent and, if necessary, reassign to Borrower (or the appropriate Guarantor) all of Borrower’s (or such Guarantor’s) assignments to Agent.

In connection therewith, Agent agrees to execute and deliver to Borrower, from time to time, such additional termination statements, releases, documents, certificates and further assurances as it may reasonably request to effectuate the transactions contemplated by this Payoff Letter.  Borrower shall pay all costs and expenses (including attorneys’ fees and expenses, and special foreign counsel fees and expenses related to the release of pledges of foreign shares) in connection with the Credit Agreement or this Payoff Letter that may be incurred on or after the date of this Payoff Letter.

In addition, the Borrower and the other Credit Parties agree that, upon the receipt by Agent of the Payoff Amount, such Credit Parties release the Agent and the Lenders and their respective Affiliates and Subsidiaries and each of their respective officers, directors, employees, shareholders, agents and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which such Credit Parties ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Credit Documents (except to the extent that any such claim relates to obligations that by their terms survive termination of the Loan Documents).

This Payoff Letter and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to principles thereof regarding conflict of laws.

[Signature Page Follows]

This Payoff Letter may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                                                                             Very truly yours,

KeyBank National Association, as Agent By: /s/ Raed Y. Alfayoumi Name: Raed Y. Alfayoumi Title: Vice President

The undersigned consents to the terms of this Payoff Letter:

Kratos Defense & Securities Solutions, Inc. By: /s/ Laura L. Siegal Name: Laura L Siegal Title: Vice President, Corporate Controller

EXHIBIT A

(Description of indebtedness as of March 3, 2010)

Principal Interest (to 03/03/10) Fees (to 03/03/10) LIBOR Breakage Fees	$44,636,958.20 $732,157.17 $11,391.79 $0.0
PAYOFF AMOUNT (for03/03/10)	$45,380,507.16

CH2\8046372.5

Exhibit 10.3
 KeyBank National Association
127 Public Square
Cleveland, Ohio 44114

PAYOFF LETTER

March 3, 2010

Kratos Defense & Securities Solutions, Inc.
4810 Eastgate Mall
San Diego, California 92121

Each of the Lenders under that certain
Credit Agreement dated as of March 3, 2010,
2010 among the below defined Borrower,
KeyBank National Association, as Administrative
Agent and the Lenders Party Thereto

Re:
Payment of Obligations Under Second Lien Credit Agreement dated as of December 31, 2007, among Kratos Defense & Securities Solutions, Inc. (“Borrower”), the lenders party thereto (“Lenders”) and KeyBank National Association, as Administrative Agent (“Agent”)

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit Agreement dated as of December 31, 2007, by and among Borrower, Lenders, Agent and KeyBank Capital Markets, as Lead Arranger and Book Runner (as amended or supplemented prior to the date hereof, the “Credit Agreement”).  Each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement.

Borrower has notified Agent and Lenders that, pursuant to the Credit Agreement, Borrower intends to repay all outstanding indebtedness and other obligations owing from Borrower and Guarantors to the Agent and the Lenders under the Credit Agreement (the “Obligations”) on March 3, 2010 (the “Termination Date”).

The sum of the aggregate outstanding principal balance, accrued interest and any other fees and expenses due to Agent and Lenders and all other payment obligations (excluding legal fees and expenses that may be incurred on or after the date of this Payoff Letter) under the Credit Agreement, as of the Termination Date, will be $9,975,831.69 (the “Payoff Amount”).  A detailed breakdown of the Payoff Amount is set forth in Exhibit A hereto.

Upon receipt by Agent of the Payoff Amount (in immediately available funds) by wire transfer as follows:

KeyBank National Association
Cleveland, OH
ABA No. 041001039
Account:  114022 8209035
Account Name:  KNB Services
Reference:  Kratos Defense & Security Solutions, Inc.
Attention:  Kathy Gosnell, Service officer

Borrower (and Guarantors) will no longer be indebted to Agent and Lenders pursuant to the Credit Agreement, and the Loan Documents shall terminate (and the Agent shall terminate and release all liens and security interests granted to Agent, for the benefit of the Lenders, to secure the Obligations) and the Borrower and its designees shall be authorized to file termination statements and other instruments and documents evidencing the termination and release of such liens or security interests; provided that Borrower and Guarantors shall remain liable for any and all obligations that by their terms survive termination of the Loan Documents.

For each day after the Termination Date, assuming that there has been no change in the Base Rate, additional interest and fees shall accrue and be payable by Borrower to Agent in an amount equal to $3,154.79 or such other amount as Agent shall advise if the Base Rate or Offshore Rate has changed (the “Per Diem Amount”) until the Loans are paid in full.  The Payoff Amount must be received, in immediately available funds, by 4:00 P.M. (Eastern time) on the Termination Date (or any subsequent date thereafter) in order for Borrower to avoid having to pay the Per Diem Amount for such date.

In consideration of the payment in full of the Obligations, Agent, on behalf of Lenders, hereby agrees to, upon Agent’s receipt of the Payoff Amount, cause any stock certificates and other instruments which represent collateral released hereunder to be delivered to Borrower or its designee, file termination statements with respect to the security interests and liens which Borrower and Guarantors have granted to Agent and, if necessary, reassign to Borrower (or the appropriate Guarantor) all of Borrower’s (or such Guarantor’s) assignments to Agent.

In connection therewith, Agent agrees to execute and deliver to Borrower, from time to time, such additional termination statements, releases, documents, certificates and further assurances as it may reasonably request to effectuate the transactions contemplated by this Payoff Letter.  Borrower shall pay all costs and expenses (including attorneys’ fees and expenses, and special foreign counsel fees and expenses related to the release of pledges of foreign shares) in connection with the Credit Agreement or this Payoff Letter that may be incurred on or after the date of this Payoff Letter.

In addition, the Borrower and the other Credit Parties agree that, upon the receipt by Agent of the Payoff Amount, such Credit Parties release the Agent and the Lenders and their respective Affiliates and Subsidiaries and each of their respective officers, directors, employees, shareholders, agents and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which such Credit Parties ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Credit Documents (except to the extent that any such claim relates to obligations that by their terms survive termination of the Loan Documents).

This Payoff Letter and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to principles thereof regarding conflict of laws.

Signature Page Follows]

This Payoff Letter may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

                     Very truly yours,

KeyBank National Association, as Agent By: /s/ Raed Y. Alfayoumi Name: Raed Y. Alfayoumi Title: Vice President

The undersigned consents to the terms of this Payoff Letter:

Kratos Defense & Securities Solutions, Inc. By: /s/ Laura L. Siegal Name: Laura L. Siegal Title: Vice President, Corporate Controller

EXHIBIT A

(Description of indebtedness as of March 3, 2010)

Principal Interest (to 03/03/10) Fees (to 03/03/10) LIBOR Breakage Fees	$9,800,000.00 $175,831.69 $0.0 $0.0
PAYOFF AMOUNT (for 03/03/10)	$9,975,831.69

CH2\8038326.4

Exhibit 99.1
[Missing Graphic Reference] FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES SUCCESSFUL REFINANCING OF CREDIT FACILITY

•	Silverpoint Capital LP term loan paid off in full, at par
•	Significant reduction of overall borrowing costs; Term loan interest rate reduced by approximately 450 basis points per year
•	Provides additional flexibility in Kratos’ capital structure

SAN DIEGO, CA, March 4, 2010 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading National Security, Information Technology Assurance and Public Safety solutions provider, today reported that it has successfully completed the refinancing of its existing credit facilities in a bank syndication led by KeyBank National Association (NYSE: KEY), as Administrative Agent, and Bank of America, N.A., (NYSE: BAC) as Co-Lead Arranger and Book Runners.  The $60 million credit facility replaces the Company’s existing $85 million credit facility, and includes the pay off of the outstanding Silverpoint Capital LP term loan, at par, with no pre payment penalties.  The $60 million credit facility is comprised of a $25 million 3-year revolving line of credit and a $35 million 3-year term loan.  The interest rate on the term loan has been reduced from approximately 11.75 percent per annum to approximately 7.25 per annum, subject to fluctuations in LIBOR.

As a result of the pay-off of the Company’s previous credit facility, the Company will record an approximate $2.2 million charge to interest expense in the first quarter of 2010 related to the write-off of unamortized financing costs of the previous credit facility.

Deanna Lund, Kratos Executive Vice President and Chief Financial Officer said “We are extremely pleased with the completion of the refinancing of our credit facility.  We significantly delevered the Company in the fourth quarter with the equity transaction we completed, and have now built a bank syndication team that we believe is comprised of long-term partners with KeyBank and Bank of America that will be valuable in our future growth.  In addition, we have reduced our overall borrowing costs and have built additional flexibility into our capital structure. ”

Kratos will discuss further details of the new credit facility on its scheduled fourth quarter and fiscal year 2009 earnings conference call on Wednesday, March 10 at 2:00 p.m. Pacific Time. The call will be webcast over the Internet and can be accessed at www.kratosdefense.com.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C5ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cyber security solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

About KeyCorp
Cleveland-based KeyCorp is one of the nation's largest bank-based financial services companies, with assets of approximately $93 billion.  BusinessWeek Magazine named Key the top bank in its Customer Service Champ 2009 edition, ranking Key 11th out of the top 25 companies that include many known for their customer service acumen. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com.

About Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 59 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

Notice Regarding Forward-Looking Statements
This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future borrowing costs and capital availability. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; and risks that the current economic environment will adversely impact our business. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 28, 2008, and in other filings made with the Securities and Exchange Commission.